Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

HEALTHEQUITY, INC.,

THE SELLERS LISTED ON SCHEDULE I

and

EVAN MCCORDICK,

solely as the Sellers’ Representative

Dated as of March 8, 2021

TABLE OF CONTENTS

- i -

- ii -

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Spousal Consent
Exhibit C	Current Assets and Current Liabilities
Exhibit D	R&W Insurance Policy
Exhibit E	License Termination and Confirmatory Assignment Agreement
Schedule I	Funds Flow Memorandum
Schedule II	Earn-Out

- iii -

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of March 8, 2021 (this “Agreement”), by and among HealthEquity, Inc., a Delaware corporation (the “Purchaser”), each of the shareholders of the Company set forth on Schedule I hereto (each, a “Seller,” and collectively, the “Sellers”) and Evan McCordick, solely in his capacity as the Sellers’ representative (the “Sellers’ Representative”).

WHEREAS, the Sellers own 13,316,799 shares, which constitute all outstanding shares of the capital stock (the “Shares”) of Fort Effect Corp. d/b/a Luum, a Washington corporation (the “Company”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, each Seller will sell to the Purchaser, and the Purchaser will purchase from each Seller, all of such Seller’s Shares.

NOW, THEREFORE, in consideration of the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, intending to be legally bound, hereby agrees as follows:

Article I
DEFINITIONS

Section 1.1           Certain Definitions. As used herein, the following terms shall have the following respective meanings:

“2019 Balance Sheet” has the meaning set forth in Section 3.9.

“Adjustment Escrow Account” has the meaning set forth in Section 2.3(b)(ii).

“Adjustment Escrow Amount” means an amount in cash equal to $500,000.

“Affiliate” means, with respect to any Person, any (a) officer or director (or the equivalent) of such Person, (b) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any officer or director (or the equivalent) of such Person) and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The terms “control” and “controlled” include the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Agreement” has the meaning set forth in the Preamble.

“Annual Financial Statements” has the meaning set forth in Section 3.9.

“Anti-Corruption Laws” has the meaning set forth in Section 3.13(a).

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

“Audit Firm” has the meaning set forth in Section 2.6(c).

“Balance Sheet Date” has the meaning set forth in Section 3.9.

“Base Consideration” has the meaning set forth in Section 2.4.

“Bonds” has the meaning set forth in Section 3.19(a).

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Utah or State of Washington are not open for the transaction of normal banking business.

“Business Employee” means each individual listed on the Business Employee List as of the date of this Agreement.

“Business Employee List” means the letter provided by the Company to Purchaser simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each individual who is employed by, or is actively providing services to, the Seller Group Companies, together with such individual’s title or position, age, employing entity, work location, full-time or part-time status, accrued vacation, dates of service, years of credit service, current rate of hourly wage or salary, annual target cash bonus opportunity, any other compensatory entitlements, and each Company Plan in which he or she participates or is eligible to participate.

“Cap” has the meaning set forth in Section 5.2(d).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash” means, with respect to the Company, all bank deposits and other cash that may be fully withdrawn on demand and cash equivalents, in each case, determined as of immediately prior to the Closing; provided, that to the extent not taken into account in the foregoing determination, the amount of Cash as of any date shall be (a) net of bank overdrafts, (b) adjusted for deposits in transit and outstanding checks and (c) reduced by cash or cash equivalents that (i) are not freely and immediately useable by the Company as of the Closing (such as security deposits and amounts held as collateral), (ii) are only freely useable if fees or taxes would become payable upon their immediate use or (iii) constitute (A) business interruption insurance proceeds, (B) cash reserved to repair or replace assets affected by a casualty loss or (C) insurance or indemnification proceeds paid to the Company to reimburse or compensate the Company for third-party payments made, or required to be made, by the Company or indemnifiable losses suffered by the Company.

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by any of the Seller Group Companies as of or after the Closing Date relating to Contracts entered into prior to the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith, whether payable on the Closing Date or at a later time, and whether payable by the Seller Group Companies) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement.

“Claim” has the meaning set forth in Section 5.4(a).

“Claim Notice” has the meaning set forth in Section 5.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.5.

“Closing Consideration” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the Indebtedness determined as of immediately prior to the Closing.

“Closing Statement” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986.

“Commuter Revenue” means “administrative” or “services” fee revenue (as such terms are used by the Purchaser in the ordinary course preparation of the Purchaser’s financial statements) of the Purchaser (and not, for the avoidance of doubt, the Company) generated directly from the sale of a tax-advantaged benefits program under Section 132(f) of the Code and administered on the Purchaser’s technology platform.

“Company” has the meaning set forth in the Recitals.

“Company Capital Stock” means the Company Common Stock, the Company Limited Common Stock, the Company Preferred Stock, and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” means shares of common stock, no par value per share, of the Company.

“Company Computer Systems” means the information technology and computer systems (including all Software, hardware, and firmware, and including all network, information technology and telecommunication hardware and other equipment) owned, leased, licensed or used by the Company relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format) used in the conduct of the business of the Company.

“Company Contributor” has the meaning set forth in Section 3.18(f).

“Company Equity Plan” means the Fort Effect Corp. 2015 Stock Plan, as amended through the date hereof.

“Company Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization; Good Standing; Qualification and Power), Section 3.2 (Authorization), Section 3.3 (Title), Section 3.6 (Capitalization), and Section 3.30 (Brokers).

“Company Intellectual Property” has the meaning set forth in Section 3.18(a).

“Company IP Agreements” has the meaning set forth in Section 3.27(k).

“Company Limited Common Stock” means shares of limited common stock, no par value per share, of the Company.

“Company Option” shall mean an option to purchase shares of Company Common Stock issued under the Company Equity Plan, whether vested or unvested.

“Company Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded, unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Seller Group Companies, or under which any of the Seller Group Companies has any current or potential liability.

“Company Preferred Stock” means shares of preferred stock, no par value per share, of the Company.

“Company Products and Services” has the meaning set forth in Section 3.18(n).

“Company Securities” means the Company Capital Stock and any other Equity Interests in the Company.

“Competitive Activities” means the business of the Company as currently conducted and as currently contemplated to be conducted, including providing a SaaS platform for commute management and commuter benefit administration.

“Contracts” means any and all written and unwritten agreements, contracts, deeds, arrangements, purchase orders, and other instruments and interests therein, and all amendments thereof.

“Corporate Transaction” means, with respect to Purchaser or the Company, (a) the acquisition of a majority of the voting power (including, to the extent applicable, the acquisition of the ability to control the election of a majority of the directors or similar governing body) of such entity by another Person or group of related Persons by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, any consolidation or merger of such entity with or into any other Person, or any other corporate reorganization), other than any consolidation, merger or reorganization in which the holders of shares of capital stock representing a majority of the voting power of such entity immediately prior to such consolidation, merger or reorganization continue to hold shares of capital stock representing a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization or (b) the sale, exclusive license or other disposition of all or substantially all of such entity’s assets.

“COVID-19 Law” means the CARES Act, the Families First Coronavirus Response Act of 2020, the Consolidated Appropriations Act, 2021, or any other Law intended to address the consequences of COVID-19.

“Deductible” has the meaning set forth in Section 5.2(c).

“Disclosure Schedules” means the disclosure schedules with respect to the representations, warranties and covenants of the Sellers contained in this Agreement, with sections corresponding to the numbered and lettered sections contained herein, delivered separately by the Sellers to the Purchaser simultaneously with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.6(c).

“EIDL Loan” means the Secured Disaster Loan for the sum of $150,000 made by the U.S. Small Business Administration to the Company pursuant to a Loan Authorization Agreement dated June 25, 2020 and a Note and Security Agreement of even date therewith.

“Environmental and Safety Requirements” means all Laws, Orders, contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, including the Solid Waste Disposal Act, as amended, 42 U.S.C. §§ 6901–6992k, the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §§ 1804 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., and the rules and regulations promulgated thereunder.

“Equity Interests” means, with respect to any Person, (i) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (ii) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (iii) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (iv) any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Seller Group Companies, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Seller Group Companies pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Escrow Agent, the Purchaser and the Sellers’ Representative, substantially in the form attached hereto as Exhibit A.

“Escrow Amount” means an amount in cash equal to the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Excess Amount” has the meaning set forth in Section 2.7(b).

“Escrow Shortfall Amount” has the meaning set forth in Section 2.7(b).

“Estimated Cash” has the meaning set forth in Section 2.5.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.5.

“Estimated Closing Statement” has the meaning set forth in Section 2.5.

“Estimated Net Working Capital” has the meaning set forth in Section 2.5.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.5.

“Expiration Date” means the date that is 18 months from the date hereof.

“Final Consideration” means (i) the Base Consideration, plus (ii) the amount of Cash as finally determined pursuant to Section 2.6, less (iii) the amount of Closing Indebtedness as finally determined pursuant to Section 2.6, plus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 2.6 exceeds the Target Net Working Capital, less (v) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 2.6 is less than the Target Net Working Capital, less (vi) the amount of Transaction Expenses as finally determined pursuant to Section 2.6, less (vii) the Escrow Amount.

“Financial Statements” has the meaning set forth in Section 3.9.

“Fortitude Note” means the Demand Promissory Note issued by the Company to Fort Effect Company Corp. having a variable principal amount and dated March 8, 2016.

“Fraud” means, with respect to Purchaser or the Sellers, an actual and intentional fraud with respect to the making of any representation or warranty in this Agreement or with respect to any certificate delivered pursuant to this Agreement, including the Estimated Closing Statement; provided, however, that such actual and intentional fraud of Purchaser or the Sellers shall only be deemed to exist if such party had knowledge of the breach when the related representations and warranties were made with the express intention that the other party would rely thereon to its detriment.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time including any amendments thereto. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws, each as may be amended from time to time.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date of this Agreement.

“Government Officials” has the meaning set forth in Section 3.13(a)(i).

“Governmental Entity” means any court, administrative agency, tribunal, department, bureau or commission or other governmental authority or instrumentality, domestic or foreign, federal, state or local.

“Indebtedness” means, as of any date of determination, with respect to the Company, (a) all principal and accrued (but unpaid) interest owing by the Company for indebtedness for borrowed money or any notes payable, (b) all obligations of the Company as lessee under leases required by GAAP to be recorded by the Company as capital leases, (c) the deferred purchase price of property, assets or services (excluding trade payables and accrued expenses arising in the ordinary course of business) of the Company, (d) all obligations of the Company under exchange rate contracts or interest rate protection agreements, (e) any obligation to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (f) any Tax Debt, (g) any liabilities with respect to past or present litigation, (h) any long-term deferred revenue, (i) any guaranty of any liability or obligation described in the immediately preceding clauses (a) through (h), (j) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in the immediately preceding clauses (a) through (i), and (k) any outstanding severance or termination obligations and associated Liabilities with respect to employees (or other service providers) whose employment (other service) terminated prior to the Closing Date, any unfunded or underfunded Liabilities pursuant to any pension, post-termination or retiree health and welfare benefit or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, in each case, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith, whether payable on the Closing Date or at a later time, and whether payable by the Company.

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(b)(iii).

“Indemnity Escrow Amount” means an amount in cash equal to $250,000.

“Intellectual Property” means all of the following, worldwide, whether registered, unregistered or registrable: (a) trademarks and service marks, trade dress, logos, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction and all goodwill associated therewith; (b) all patents, and all applications for patents, in any jurisdiction, including all provisionals, re-issues, continuations, divisions, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets inventions, trade secrets, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, research, schematics, data and database rights, customer and supplier lists (whether patentable or not) and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights copyrightable works, writings, designs, mask works, Software (in any form or format), content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the foregoing; (e) industrial designs, and utility models; (f) Internet websites, domain names and applications and registrations pertaining thereto; (g) social media accounts, the usernames and passwords associated therewith, and all content contained therein; (h) any other intellectual property or proprietary rights of any kind, nature or description; and (i) any tangible embodiments of the foregoing (in whatever form or medium).

“Interfering Activities” means (i) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any Person who is employed by, an agent of, or a service provider to, the Company within the 12-month period prior to the Closing to terminate (or, in the case of an agent or service provider, terminate or reduce) such Person’s employment, agency or service, as the case may be, with the Company; provided, that the foregoing shall not be violated by general advertising not targeted at employees of the Company; (ii) hiring any Person who was employed by the Company, within the twelve-month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any customer, supplier, licensee or other business relation (or any Subsidiary of any such customer, supplier, licensee or other business relation) of the Company to cease doing business with or materially reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company, or in any way interfere in an adverse manner with the relationship between any such customer, supplier, licensee or business relation and the Company.

“Interim Balance Sheet” has the meaning set forth in Section 3.9.

“Interim Financial Statements” has the meaning set forth in Section 3.9.

“IRS” means the Internal Revenue Service.

“Knowledge” means, as to any Person, all facts of which such Person shall have, or would have, notice or actual knowledge following reasonable inquiry. References to the “Knowledge of the Sellers” and the “Sellers’ Knowledge” mean all facts of which Sohier Hall, Matt Hall, Tyler Simpson, Maria Berardo and Joey McGahan shall have, or would have, notice or actual knowledge following reasonable inquiry.

“Law” means any constitution, law, statute, treaty, rule, directive, requirement, regulation or Order of, or promulgated by, any Governmental Entity.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“License Termination and Confirmatory Assignment Agreement” means that certain License Termination and Confirmatory Assignment Agreement, to be entered into on the Closing Date, between Fortitude Corp. (formerly 1866374 Ontario Inc. and formerly Fort Effect Company Corp.) (“Fortitude”) and the Company, substantially in the form attached hereto as Exhibit E.

“Licensed Software” has the meaning set forth in Section 3.18(h).

“Lien” means any lien (statutory or otherwise), claim, security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, right-of-way, encroachment or other similar arrangement or rights of third parties.

“Listed Intellectual Property” has the meaning set forth in Section 3.18(c).

“Loss” means any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in defense or settlement of any of the foregoing.

“Management Promissory Notes” means the (i) Full Recourse Secured Promissory Note dated as of September 11, 2019, by Sohier Hall in favor of the Company in principal amount of $92,004.84, (ii) Full Recourse Secured Promissory Note dated as of November 30, 2019, by Matt Hall in favor of the Company in principal amount of $92,004.84 and (iii) Full Recourse Secured Promissory Note dated as of November 30, 2019, by Tyler Simpson in favor of the Company in principal amount of $92,004.84.

“Management Shareholders” means Sohier Hall, Matt Hall and Tyler Simpson.

“Material Adverse Effect” means any condition, change, effect or event, individually or in the aggregate, that has had, or is reasonably expected to have, a material adverse effect on (i) the Assets, Liabilities, business, operating results, or condition (financial or otherwise) of the Company, or (ii) the ability of the Company to consummate the transactions contemplated hereby.

“Material Contract” has the meaning set forth in Section 3.27.

“Material Customer” has the meaning set forth in Section 3.22.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Working Capital” means an amount (whether positive or negative) equal to (a) all current Assets (excluding Cash and deferred Tax Assets) of the Company required by GAAP to be set forth on the face of a balance sheet, which current Assets will include only the line items set forth on Exhibit C under the heading “Current Assets”, less (b) all current Liabilities (excluding any deferred Tax Liabilities) of the Company required by GAAP to be set forth on the face of a balance sheet (including all current deferred revenue, and excluding Indebtedness and Transaction Expenses), which current Liabilities will include only the line items set forth on Exhibit C under the heading “Current Liabilities”, in each case, determined as of immediately prior to the Closing in accordance with GAAP applied on a basis consistent with the Company’s historical accounting practices and methodology (but solely to the extent such practices and methodology are consistent with GAAP). For the avoidance of doubt, the calculation of Net Working Capital shall not include any purchase accounting adjustments or any amounts related to transactions for Tesla’s Commuter Benefit Elections (“TCBE”), such as amounts from invoices stating TCBE reported in the current Asset or current Liability account(s), including SVB Clearing Account, Accounts Receivable, Accounts Payable, AP Clearing, Customer Holdings Accounts, and Commute with Enterprise payments and Emburse Inc. payments included in the current Liability account(s).

“Open Source Software” means any software that is or that contains or is derived in any manner (in whole or in part) from any software that is licensed under any license that has been approved by the Open Source Initiative and listed on https://opensource.org/licenses/alphabetical or that is based on any similar licensing or distribution models.

“Optionholder” shall mean a holder of Company Options.

“Orders” means judgments, writs, decrees, injunctions, orders, awards, compliance agreements or settlement agreements of or with any Governmental Entity or arbitrator.

“Owned Intellectual Property” means (a) any Intellectual Property owned or purported to be owned by the Company, and (b) all Intellectual Property to be assigned by Fortitude to the Company pursuant to the License Termination and Confirmatory Assignment Agreement.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means only (a) statutory Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) workers or unemployment compensation Liens arising in the ordinary course of business consistent with past practice; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business consistent with past practice securing amounts that are not delinquent or past due or that are being contested in good faith; and (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the business of the Company as presently conducted and as contemplated to be conducted.

“Person” shall be construed broadly and shall include an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity and any Governmental Entity (or any department, agency or political subdivision thereof).

“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“Policies” has the meaning set forth in Section 3.19(a).

“PPP Lender” means Silicon Valley Bank.

“PPP Loan” means the loan in principal amount of $673,184 issued to the Company by the PPP Lender pursuant to the promissory note dated April 20, 2020.

“Pro Rata Consideration Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s name under the “Pro Rata Consideration Share” column of the table set forth on Schedule I hereto.

“Pro Rata Earn-Out Portion” means, (a) with respect to each Seller, the percentage set forth opposite such Seller’s name under the “Pro Rata Earn-Out Portion” column of the table set forth on Schedule I hereto and (b) with respect to each Optionholder, the percentage set forth opposite such Optionholder’s name under the “Pro Rata Earn-Out Portion” column of the table set forth on Schedule I hereto.

“Pro Rata Indemnification Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s name under the “Pro Rata Indemnification Share” column of the table set forth on Schedule I hereto.

“Pro Rata Surplus Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s name under the “Pro Rata Surplus Share” column of the table set forth on Schedule I hereto.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Entity or an arbitrator.

“Proprietary Software” has the meaning set forth in Section 3.18(h).

“Purchase Price” means an amount equal to the Final Consideration, plus the Escrow Amount (if any released to the Sellers).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization; Good Standing; Qualification and Power), Section 4.2 (Authorization) and Section 4.4 (Brokers or Finders).

“Purchaser Group Companies” means the Purchaser and its Subsidiaries (including the Company following the Closing).

“Purchaser Indemnified Parties” has the meaning set forth in Section 5.2(a).

“Qualified Revenue” means, without duplication, (1) revenue of the Company (and not, for the avoidance of doubt, the Purchaser) generated directly from the sale of the Company’s products and services (including the sale of such products and services into the Purchaser’s existing customer base), which revenue is properly booked by the Company in accordance with GAAP applied on a basis consistent with the Company’s historical accounting practices and methodology (including treatment of installation fees) (but solely to the extent such practices and methodology are consistent with GAAP) and is calculated net of any write-offs, discounts or rebates and excluding revenue associated with any notes or accounts receivable that are past due more than 90 days or are otherwise subject to contest, claim, defense or right of setoff; (2) Commuter Revenue generated following the Closing from an exclusive customer of the Company (i.e., a customer of the Company that is using a product or service of the Company and not a commuter customer of the Purchaser, in each case determined at the time of sale); and (3) Commuter Revenue generated following the Closing from a new or renewed commuter customer of the Purchaser (i.e., a commuter customer of the Purchaser that became or renewed as a customer of the Purchaser following the Closing), if such new or renewed customer is Company-Sourced;. For purposes of clause (3) above, a customer will be deemed to be “Company-Sourced” if such customer (a) is reflected in the Purchaser’s customer relationship management software program (e.g., Salesforce) as having been first introduced to the Purchaser by a Continuing Employee or (b) is a customer of both the Purchaser and the Company prior to the Closing and a Continuing Employee, individually or together with other Continuing Employees, makes a material contribution to or provides material assistance with the renewal of such customer.

“R&W Insurance Policy” means the buy-side Representation and Warranty Insurance Policy to be obtained by Purchaser.

“Related Party Contract” has the meaning set forth in Section 6.2.

“Release” has the meaning set forth in Section 6.4(a).

“Restricted Period” means the period commencing on the date of this Agreement and ending on the third anniversary of the Closing Date hereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Claims” has the meaning set forth in Section 6.4(a).

“Seller Group Companies” means the Company and each of its Subsidiaries.

“Seller Indemnified Parties” has the meaning set forth in Section 5.3(a).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Shortfall Amount” has the meaning set forth in Section 2.7(b).

“Small Business Act” means the Small Business Act (15 U.S.C. 636(a)) after giving effect to the implementation of the CARES Act.

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, virtualization processes, hypervisors, application, performance and database logs, in any form or format, however fixed, and all associated documentation.

“Source Code” means, collectively, any software source code, or any portion or aspect of the software source code, or any proprietary information or algorithm contained in or relating to any software source code, including material related documentation, of any Intellectual Property owned or purported to be owned by the Company or any other product or service marketed or currently proposed to be marketed by the Company.

“Subsidiary” means any particular Person (other than an individual) with respect to which a specified Person has a direct or indirect controlling ownership interest.

“Sullivan Note” means the Demand Promissory Note issued by the Company to Hugh Sullivan having a principal amount of $50,000 and dated November 13, 2017.

“Target Net Working Capital” means $850,000.

“Tax” or “Taxes” means (i) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, escheat or unclaimed property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not; (ii) Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) Liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in (i) or (ii).

“Tax Debt” means, as of a particular time with respect to the Company, without duplication, (a) all Taxes deferred and unpaid as of such time under any COVID-19 Law and (b) all Taxes attributable to any taxable period (or portion thereof) ending on or before the Closing Date that are unpaid as of the Closing, which shall (i) be computed on the basis of a closing of the books of the Seller Group Companies as of the end of the Closing Date and (ii) include all Taxes imposed on any income deferred under Section 451(c) of the Code to a tax period (or portion thereof) ending after the Closing Date. For the avoidance of doubt, “Tax Debt” shall (i) be computed without regard of any Liabilities for Taxes reflected on a Tax Return filed after the Closing Statement becomes final pursuant to Section 2.6, and (ii) not include any Liability for Taxes resulting from any action by Purchaser or its Affiliates on or after the Closing Date, including filing or amending any Tax Return of the Seller Group Companies or making any Tax election or change in accounting method or accounting period.

“Tax Return” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the IRS or other Tax Governmental Entity.

“Transaction Expenses” means the aggregate fees and expenses of the Company incurred in connection with the transactions contemplated hereby that are payable as of or following the Closing and have not been paid on or prior to the Closing, including (i) any such fees and expenses payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by the Company, (ii) any Change in Control Payments, (iii) the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated with amounts payable in respect to each Company Option, whether or not payable on the Closing Date or at a later time, and whether payable by the Seller Group Companies), and (iv) fifty percent (50%) of all premiums, fees, costs, and expenses of the R&W Insurance Policy (whether incurred by the Company directly or by the Purchaser).

“Works” has the meaning set forth in Section 3.18(g).

Section 1.2           Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Any reference to any supranational, national, federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars.

Article II
SALE AND PURCHASE

Section 2.1           Agreement to Sell and Purchase. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer, convey and deliver all of such Seller’s Shares free and clear of all Liens to the Purchaser, and the Purchaser shall purchase and accept all of such Shares from such Seller in exchange for such Seller’s Pro Rata Consideration Share of the Purchase Price, which shall be delivered and paid in accordance with this Agreement.

Section 2.2           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote electronic exchange of documents (by facsimile, .pdf, e-mail or other form of electronic communication) on the date hereof, or at such other date and time as the parties hereto may agree. The actual date of the Closing is herein referred to as the “Closing Date”.

Section 2.3             Closing Deliverables.

(a)               At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser or its designee:

(i)             for each Seller, the original certificates or a declaration of lost stock certificate in a form reasonably satisfactory to Purchaser representing such Seller’s Shares, together with stock transfer powers satisfactory in form and substance to Purchaser, such that Purchaser shall have received in the aggregate certificates representing all outstanding Shares owned by all Sellers;

(ii)            a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(iii)            for each Seller who is married, a spousal consent, substantially in the form attached hereto as Exhibit B;

(iv)           a counterpart of the Escrow Agreement duly executed by the Sellers’ Representative;

(v)            a certificate of existence with respect to the Company issued by the Secretary of State of the State of Washington no earlier than five (5) Business Days prior to the Closing Date;

(vi)           a certificate, dated the Closing Date, duly executed by the Sellers’ Representative, certifying that true and complete copies of the Company’s Fundamental Documents, as in effect on the Closing Date, are attached to such certificate;

(vii)         evidence satisfactory to the Purchaser with respect to the resignation of all directors and officers (in their capacity as officers and not employees) of the Company;

(viii)        (x) pay-off and termination letters in form and substance reasonably acceptable to the Purchaser in connection with the repayment and termination of the Fortitude Note and the Sullivan Note, (y) evidence of release of Liens related to the EIDL Loan and (y) evidence that the Management Promissory Notes have been repaid;

(ix)            evidence satisfactory to the Purchaser with respect to the termination of all Related Party Contracts in accordance with the terms of this Agreement;

(x)             a receipt duly executed by the Sellers evidencing the receipt of the Closing Consideration;

(xi)           evidence satisfactory to the Purchaser that each current and former employee and contractor of the Company involved in the development of any product or Intellectual Property of the Company has signed a confidentiality, non-infringement and invention assignment agreement in a form satisfactory to the Purchaser;

(xii)          evidence satisfactory to the Purchaser of either (i) a written consent executed by such number of eligible shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts, Company Plans or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval or non-approval obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations or (ii) that no payments or benefits which could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) shall be paid or payable or provided to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1);

(xiii)        evidence satisfactory to the Purchaser of the termination of the Company’s obligations under that certain letter agreement, dated August 20, 2020, by and between the Company and Cyndx Advisors LLC (d/b/a CDX Advisors), together with a full and final release of claims against the Company with respect thereto; and

(xiv)         deliver, or caused to be delivered, to the Purchaser a duly executed copy of the License Termination and Confirmatory Assignment Agreement by each of the Company and Fortitude.

(b)               At the Closing, the Purchaser shall:

(i)              pay, or cause to be paid, by wire transfer of immediately available funds to the Sellers the Closing Consideration in the amounts and to the accounts of the Sellers (or their designees) set forth on the funds flow memorandum attached hereto as Schedule I;

(ii)            pay, or cause to be paid, by wire transfer of immediately available funds to the Company for further distribution to each Optionholder, the portion of the Closing Consideration payable with respect to Company Vested Options held by such Optionholder, in the amounts set forth on the funds flow memorandum attached hereto as Schedule I;

(iii)           deposit with the Escrow Agent the Adjustment Escrow Amount, which shall be held in a separate account (the “Adjustment Escrow Account”) and shall be managed and paid out in accordance with and subject to the terms and conditions of this Agreement and the Escrow Agreement;

(iv)          deposit with the Escrow Agent the Indemnity Escrow Amount, which shall be held in a separate account (the “Indemnity Escrow Account”) and shall be managed and paid out in accordance with and subject to the terms and conditions of this Agreement and the Escrow Agreement;

(v)           repay, or cause to be repaid, by wire transfer of immediately available funds the Indebtedness in the amounts and to the accounts set forth on the funds flow memorandum attached hereto as Schedule I;

(vi)          pay, or cause to be paid, by wire transfer of immediately available funds the Transaction Expenses in the amounts and to the accounts set forth on the funds flow memorandum attached hereto as Schedule I; and

(vii)          deliver, or caused to be delivered, to the Sellers a counterpart of the Escrow Agreement duly executed by the Purchaser.

Section 2.4           Purchase Price. The “Closing Consideration” shall consist of an amount in cash equal to (i) $50,000,000 (the “Base Consideration”), plus (ii) the Estimated Cash, (iii) less the Estimated Closing Indebtedness, plus (iv) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, less (v) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, less (vi) the Estimated Transaction Expenses, less (vii) the Escrow Amount.

Section 2.5           Closing Calculations. The Sellers’ Representative has prepared and delivered to the Purchaser (a) an estimated consolidated balance sheet of the Company as of the Closing Date (for the avoidance of doubt, before taking into account the consummation of the transactions contemplated hereby) (the “Closing Balance Sheet”); (b) a statement (the “Estimated Closing Statement”) setting forth a good faith calculation of the Sellers’ estimate of (i) Cash (the “Estimated Cash”), (ii) Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) Net Working Capital (the “Estimated Net Working Capital”), and (iv) Transaction Expenses (“Estimated Transaction Expenses”); and (c) the resulting calculation of the Closing Consideration. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement.

Section 2.6           Final Consideration Calculation.

(a)             Promptly following the Closing, but in any event no later than 90 days thereafter, the Purchaser shall prepare or cause to be prepared and delivered to the Sellers’ Representative a statement (the “Closing Statement”) setting forth the Purchaser’s good faith calculation of Cash, Closing Indebtedness, Net Working Capital and Transaction Expenses and the resulting calculation of the Final Consideration. The Closing Statement shall be prepared, and Cash, Closing Indebtedness, Net Working Capital and Transaction Expenses shall be determined, in accordance with this Agreement.

(b)            The Closing Statement shall be accompanied by all relevant backup materials and schedules relating to the calculation of Cash, Closing Indebtedness, Net Working Capital and Transaction Expenses, in reasonably acceptable detail. The Purchaser shall make such information, personnel and resources available to the Sellers’ Representative as may be reasonably necessary to enable the Sellers’ Representative to review the Closing Statement; provided, that the obligation of the Purchaser to provide such information, personnel and resources shall be limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere unreasonably with the conduct of its business.

(c)             In the event that the Sellers’ Representative disputes the calculation of Cash, Closing Indebtedness, Net Working Capital or Transaction Expenses set forth in the Closing Statement, the Sellers’ Representative shall notify the Purchaser in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 days after delivery of the Closing Statement. In the event of such a dispute, the Purchaser and the Sellers’ Representative shall first use their diligent good faith efforts to resolve such dispute among themselves. If the Purchaser and the Sellers’ Representative are unable to resolve the dispute within 30 days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to a nationally recognized accounting firm that has not provided services to either Purchaser or the Company and is jointly chosen by the Purchaser and the Sellers’ Representative (the “Audit Firm”). If any dispute is submitted to the Audit Firm, then the Purchaser and the Sellers’ Representative shall (i) execute any agreement(s) required by the Audit Firm to accept its engagement in accordance with this Section 2.6(c), (ii) furnish or caused to be furnished to the Audit Firm such work papers and other documents and information relating to the disputed issues (including information of the Company) as the Audit Firm may reasonably request and are available to such party, and (iii) be afforded the opportunity to present to the Audit Firm, with a copy to the other party, material relevant to the Audit Firm’s determination. The Audit Firm shall review only those items that are in dispute and shall not attribute a value to any disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party.

(d)             The written decision of the Audit Firm shall be rendered within no more than 60 days from the date that the matter is referred to such firm and shall be final and binding on the parties hereto and, in the absence of fraud or manifest error, shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the calculation of Cash, Closing Indebtedness, Net Working Capital and Transaction Expenses set forth in the Closing Statement (as determined in such dispute resolution) shall be determined final. The costs and expenses of the Audit Firm shall be allocated by the Audit Firm between the Purchaser, on the one hand, and the Sellers’ Representative (for the account of the Sellers), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Sellers’ Representative claims the Closing Consideration is $1,000 greater than the amount determined by the Purchaser, and the Purchaser contests only $500 of the amount claimed by the Sellers’ Representative, and if the Audit Firm ultimately resolves the dispute by awarding the Sellers’ Representative (for the benefit of the Sellers) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated 60% (i.e., 300 ÷ 500) to the Purchaser and 40% (i.e., 200 ÷ 500) to the Sellers’ Representative (for the account of the Sellers).

(e)              Immediately upon the expiration of the 30 day period for giving the Dispute Notice, if no such notice is given, or upon the delivery of written notice by the Sellers’ Representative to the Purchaser that no such notice will be given, the Purchaser’s calculations set forth in the Closing Statement shall be final and binding on the parties hereto and shall not be subject to dispute, appeal or review.

Section 2.7           Post-Closing Adjustment Payment.

(a)            If the Final Consideration is greater than the Closing Consideration, promptly after the final determination of the Final Consideration pursuant to Section 2.6, (i) the Purchaser shall pay to each Seller an amount in cash equal to such Seller’s Pro Rata Surplus Share of such difference by wire transfer of immediately available funds to an account designated in writing by such Seller, and (ii) the Purchaser and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to pay to each Seller such Seller’s Pro Rata Indemnification Share of the funds in the Adjustment Escrow Account by wire transfer of immediately available funds to an account designated in writing by such Seller.

(b)              If the Final Consideration is less than the Closing Consideration, promptly after the final determination of the Final Consideration pursuant to Section 2.6, the Purchaser and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to pay to the Purchaser the absolute value of such difference (the “Shortfall Amount”) by wire transfer of immediately available funds from the funds in the Adjustment Escrow Account to an account designated in writing by the Purchaser. In the event that the funds available in the Adjustment Escrow Account are in excess of the Shortfall Amount (such excess, the “Escrow Excess Amount”), the Purchaser and the Sellers’ Representative shall, simultaneously with the delivery of the instruction described in the first sentence of this Section 2.7(b), deliver a joint written instruction to the Escrow Agent to pay to each Seller such Seller’s Pro Rata Indemnification Share of the Escrow Excess Amount by wire transfer of immediately available funds to an account designated in writing by such Seller. In the event that the funds available in the Adjustment Escrow Account are less than the Shortfall Amount (such deficit, the “Escrow Shortfall Amount”), the Purchaser may choose, in its sole discretion, either (i) for the Purchaser and the Sellers’ Representative to, simultaneously with the delivery of the instruction described in the first sentence of this Section 2.7(b), deliver a joint written instruction to the Escrow Agent to pay to the Purchaser the Escrow Shortfall Amount by wire transfer of immediately available funds from the Indemnity Escrow Account to an account designated in writing by the Purchaser, or (ii) for the Sellers to, within five (5) Business Days of the final determination of the Final Consideration pursuant to Section 2.6, pay to the Purchaser an amount in cash equal to the Escrow Shortfall Amount by wire transfer of immediately available funds to an account designated in writing by the Purchaser. In the case of clause (ii) of the previous sentence, the Sellers shall be severally liable in accordance with their respective Pro Rata Indemnification Share of such Escrow Shortfall Amount to the Purchaser.

Section 2.8            Escrow Amounts. The funds in the Adjustment Escrow Account shall be available to satisfy any amounts payable to the Purchaser and the Sellers pursuant to Sections 2.7(a) and 2.7(b), and the funds in the Indemnity Escrow Account shall be available to satisfy any amounts payable by the Sellers to the Purchaser pursuant to Section 2.7(b) and to satisfy any Losses for which indemnification is provided by the Sellers in accordance with and subject to the terms and conditions of Article V. The Escrow Agent shall be directed to hold the funds in the Adjustment Escrow Account and the Indemnity Escrow Account as security for any such obligations pursuant to the terms and conditions of the Escrow Agreement. On or promptly after the Expiration Date, the Purchaser and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to pay to each Seller by wire transfer of immediately available funds, to an account designated in writing by such Seller, such Seller’s Pro Rata Indemnification Share of the funds remaining in the Indemnity Escrow Account (if any), less any portion thereof that is subject to a pending claim pursuant to Article V. Upon final resolution of any such unresolved claim in respect of which amounts had been retained (to the extent not utilized to satisfy such unresolved claims), the Purchaser and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to pay such retained amounts to each Seller based on such Seller’s Pro Rata Indemnification Share in accordance with the preceding sentence.

Section 2.9            Withholding Taxes. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers pursuant to this Agreement such amounts required to be deducted and withheld in accordance with applicable Law with respect to Taxes, which amounts shall be promptly paid over to the appropriate Taxing authority. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made by the Purchaser.

Section 2.10          Rights Not Transferable. The rights of the Sellers hereunder are personal in nature and, except with the written consent of Purchaser, are non-transferable and non-assignable, except that each securityholder shall be entitled to assign such securityholder’s rights by will, by the laws of intestacy or by other similar operation of law. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

Section 2.11         Company Options. At or immediately prior to the Closing Date, each Company Option outstanding immediately prior to the Closing Date, whether vested or unvested, will be automatically cancelled and the Purchaser will pay or cause the Company to pay to each Optionholder (a) on the next regularly scheduled payroll payment date occurring at least three (3) Business Days following the Closing Date the amount in cash, without interest (subject to any applicable withholding pursuant to Section 2.9), equal to the amount set forth on the funds flow memorandum attached hereto as Schedule I and (b) such Optionholder’s Pro Rata Earn-Out Portion of the Initial Earn-Out Amount and the Subsequent Earn-Out Amount, if any, set forth opposite such Optionholder’s name on the funds flow memorandum attached hereto as Schedule I, in accordance with Section 2.12. At or immediately prior to the Closing Date, the Company shall take all actions necessary to: (i) cause each Company Option to be treated in accordance with this Section 2.11, (ii) terminate the Company Equity Plan as of the Closing Date and (iii) ensure that, after the Closing Date, neither the Purchaser, any of its Affiliates or the Company will be required to deliver Company Common Stock or other Equity Interests of the Purchaser or the Company to any Person pursuant to or in settlement of Company Options.

Section 2.12          Earn-Out.

(a)               If Qualified Revenue from the period beginning on January 1, 2021 and ending on January 31, 2022 (the “Initial Earn-Out Period”) is greater than or equal to $9,000,001, the Purchaser shall pay, or cause to be paid, to the Sellers (or their designees) and the Optionholders, in accordance with their respective Pro Rata Earn-Out Portions, an amount as set forth under “Earnout Amount Payable” corresponding to the Initial Earn-Out Period on Schedule II in cash by wire transfer of immediately available funds to one or more accounts designated in writing by the Sellers’ Representative to the Purchaser, up to an aggregate amount of $5,000,000 (the “Initial Earn-Out Amount”). If Qualified Revenue during the period beginning on February 1, 2022 and ending on January 31, 2023 (the “Subsequent Earn-Out Period”) is greater than or equal to $15,000,001, the Purchaser shall pay, or cause to be paid, to the Sellers (or their designees) and the Optionholders, in accordance with their respective Pro Rata Earn-Out Portions an amount as set forth under “Earnout Amount Payable” corresponding to the Subsequent Earn-Out Period on Schedule II in cash by wire transfer of immediately available funds to one or more accounts designated in writing by the Sellers’ Representative to the Purchaser up to an aggregate amount of $15,000,000 (the “Subsequent Earn-Out Amount” and together with the Initial Earn-Out Amount, the “Earn-Out Amount”). If (i) Qualified Revenue during the Initial Earn-Out Period was greater than or equal to $9,000,001, but less than $11,000,001, and (ii) Qualified Revenue during the Subsequent Earn-Out Period is greater than or equal to $15,000,001, the Purchaser shall pay, or cause to be paid, simultaneously with the payment of the Subsequent Earn-Out Amount, to the Sellers (or their designees) and the Optionholders, in accordance with their respective Pro Rata Earn-Out Portions, an amount in cash equal to $5,000,000 less the Pro Rata Earn-Out Portion of the Initial Earn-Out Amount (as defined on Schedule II) actually paid to the Sellers (or their designees) and the Optionholders in accordance with Schedule II by wire transfer of immediately available funds to one or more accounts designated in writing by the Sellers’ Representative to the Purchaser. In the event that the Purchaser is obligated to pay the Earn-Out Amount pursuant to this Section 2.12(a), such payment shall be made in accordance with Section 2.12(f) and Section 2.12(g).

(b)             The Sellers acknowledge that upon and following the Closing (i) there is no assurance that the Sellers will be issued the Earn-Out Amount, and the Purchaser has not promised or projected any payment of the Earn-Out Amount, (ii) the Purchaser does not owe any fiduciary or other similar duty to the Sellers with respect to the achievement of the Qualified Revenue set forth in this Section 2.12 or the payment of the Earn-Out Amount, and (iii) the Purchaser and the Sellers solely intend the express provisions of this Agreement to govern their contractual relationship.

(c)             Following the Closing and until expiration of the Subsequent Earn-Out Period, the Purchaser shall and shall cause its Affiliates to use commercially reasonable efforts to achieve the maximum Earn-Out Amounts set forth on Schedule II, including but not limited to providing the Company with reasonable working capital resources to execute any operational mandates placed on the Company by the Purchaser or its Affiliates not directly related to generating Qualified Revenue, and not intentionally take any action with the primary purpose of avoiding or reducing Qualified Revenue or preventing the Company from satisfying the Earn-Out Amount targets set forth on Schedule II. Notwithstanding the foregoing, the Purchaser and its Affiliates shall be permitted to cause the Company (i) to wind-down and cease to offer the Company’s pre-tax commuter benefit product and (ii) to implement enhanced security and privacy measures, and in no event shall any acts (or omissions) in respect thereof be deemed to constitute a breach of the Purchaser’s and its Affiliates obligations under this Section 2.12(c).

(d)             Upon the occurrence of a Corporate Transaction prior to expiration of the Subsequent Earn-Out Period or breach by Purchaser of any covenant set forth in Section 2.12(c) or Section 2.12(d) (each, a “Triggering Event”), the Purchaser shall pay, or cause to be paid, to the Sellers (or their designees) and the Optionholders, in accordance with their respective Pro Rata Earn-Out Portions, an amount in cash equal to (i) if the Triggering Event occurs prior to expiration of the Initial Earn-Out Period, $20,000,000, (ii) if the Triggering Event occurs after expiration of the Initial Earn-Out Period but prior to expiration of the Subsequent Earn-Out Period and Qualified Revenue during the Initial Earn-Out Period was less than or equal to $9,000,000, $15,000,000 or (iii) if the Triggering Event occurs after expiration of the Initial Earn-Out Period but prior to expiration of the Subsequent Earn-Out Period and Qualified Revenue during the Initial Earn-Out Period was greater than or equal to $9,000,001, $20,000,000 less the Pro Rata Earn-Out Portion of the Initial Earn-Out Amount (as defined on Schedule II) actually paid to the Sellers (or their designees) and the Optionholders in accordance with Schedule II, in each case by wire transfer of immediately available funds to one or more accounts designated in writing by the Sellers’ Representative to the Purchaser.

(e)             The Purchaser shall deliver to the Sellers’ Representative a written statement setting forth the Qualified Revenue for the Initial Earn-Out Period and the resulting Initial Earn-Out Amount, if any, due to the Sellers, at least ten (10) Business Days prior to February 28, 2022, including (i) an income statement of the Company for the Initial Earn-Out Period prepared in accordance with GAAP applied on a basis consistent with the Company’s historical accounting practices and methodology, (ii) reasonably detailed documentation and workpapers supporting the calculation of each component of the Qualified Revenue for the Initial Earn-Out Period and the resulting Initial Earn-Out Amount and (iii) a quarterly calculation of Qualified Revenue within thirty (30) days following the end of each fiscal quarter during the Initial Earn-Out Period. The Sellers’ Representative shall have twenty (20) Business Days following receipt of such statement to object to any information, figure, data or calculation therein, and if the Sellers’ Representative does not so object, the statement prepared by the Purchaser shall be considered final, valid and binding for the Initial Earn-Out Period, and the Initial Earn-Out Amount will be payable to the Sellers on February 28, 2022. If the Sellers’ Representative objects in writing prior to the end of such twenty (20) Business Days period, the Purchaser and the Sellers’ Representative shall work in good faith to resolve such objections. If the Purchaser and the Sellers’ Representative cannot resolve such objections after 30 calendar days of attempting to do so, such parties shall engage the Audit Firm to settle the dispute, the timing and procedures of which shall mirror as closely as possible those set forth in Section 2.6, mutatis mutandis.

(f)              The Purchaser shall deliver to the Sellers’ Representative a written statement setting forth the Qualified Revenue for the Subsequent Earn-Out Period and the resulting Subsequent Earn-Out Amount, if any, due to the Sellers, at least ten (10) Business Days prior to February 28, 2023, including (i) an income statement of the Company for the Subsequent Earn-Out Period prepared in accordance with GAAP applied on a basis consistent with the Company’s historical accounting practices and methodology, (ii) reasonably detailed documentation and workpapers supporting the calculation of each component of the Qualified Revenue for the Subsequent Earn-Out Period and the resulting Subsequent Earn-Out Amount and (iii) a quarterly calculation of Qualified Revenue within thirty (30) days following the end of each fiscal quarter during the Subsequent Earn-Out Period. The Sellers’ Representative shall have twenty (20) Business Days following receipt of such statement to object to any information, figure, data or calculation therein, and if the Sellers’ Representative does not so object, the statement prepared by the Purchaser shall be considered final, valid and binding for the Subsequent Earn-Out Period, and the Subsequent Earn-Out Amount will be payable to the Sellers on February 28, 2023. If the Sellers’ Representative objects in writing prior to the end of such twenty (20) Business Days period, the Purchaser and the Sellers’ Representative shall work in good faith to resolve such objections. If the Purchaser and the Sellers’ Representative cannot resolve such objections after 30 calendar days of attempting to do so, such parties shall engage the Audit Firm to settle the dispute, the timing and procedures of which shall mirror as closely as possible those set forth in Section 2.6, mutatis mutandis.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the section of the Disclosure Schedules that specifically relates to such section of this Article III, the Sellers represent and warrant to the Purchaser as follows:

Section 3.1           Organization; Good Standing; Qualification and Power. The Company is duly formed and validly existing under the Laws of the State of Washington, has all requisite power and authority to own, lease and operate its properties and Assets and to carry on its business as presently being conducted and as contemplated to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of the Company requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Fundamental Documents of the Company, true and complete copies of which have been delivered to the Purchaser, are in full force and effect.

Section 3.2           Authorization. Each Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Seller has been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and, assuming this Agreement constitutes the valid and binding obligation of the Purchaser, constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 3.3           Title. Each Seller (a) has good and valid title to such Seller’s Shares and at the Closing will transfer to the Purchaser good and valid title to the Shares, free and clear of any Liens or limitations or restrictions of any nature whatsoever, except for restrictions on transfer imposed under applicable securities laws, and (b) is the sole record and beneficial owner of the Shares set forth opposite such Seller’s name on Schedule I hereto.

Section 3.4           Non-contravention. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not (a) violate any Law to which the Sellers, the Company or any of their respective Assets are subject; (b) violate any provision of the Fundamental Documents of the Company; (c) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Contract to which any Seller or the Company is a party or by which any of them is bound or to which any of their respective properties or Assets is subject; or (d) result in the creation or imposition of any Lien upon any of the properties or Assets of the Company.

Section 3.5           Consents and Approvals. Schedule 3.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity or any other Person, and each declaration to or notice or filing or registration with any such Governmental Entity or Person, that is required of or to be made by the Company or any Seller in connection with the execution and delivery of this Agreement by any of them or the performance by any of them of their respective obligations hereunder.

Section 3.6           Capitalization of the Company.

(a)                The authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Common Stock, of which 7,424,890 shares are issued and outstanding and 243,500 shares have been reserved for issuance upon the exercise of outstanding Company Options, (ii) 10,000,000 shares of Company Limited Common Stock, of which no shares are issued and outstanding, and (iii) 5,891,909 shares of Company Preferred Stock, 5,000,000 shares of which are designated Series Seed Preferred Stock, all of which are issued and outstanding, 891,906 shares of which are designated Series Seed-1 Preferred Stock, all of which are issued and outstanding, 1 share of which is designated Series JP-1 Preferred Stock, which is issued and outstanding, 1 share of which is designated Series JP-2 Preferred Stock, which is issued and outstanding and 1 share of which is designated Series JP-3 Preferred Stock, which is issued and outstanding. As of the Agreement Date, the Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth on Schedule 3.6(a) which further sets forth for each such Person the number, class, and series of shares held by such Person, the issue date and original purchase price of such shares, the identifier of the applicable Company stock certificate or Company book-entry number(s) representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Fundamental Documents, or any Contract to which the Company is a party or by which it is bound. There are no, and there have never been, any outstanding shares of Company Capital Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth in this Section 3.6(a), the Company has no other capital stock authorized, issued or outstanding. No Person holds any issued and outstanding shares of Company Capital Stock other than the Sellers.

(b)            All outstanding shares of Company Capital Stock have been issued in compliance with all Laws, and were issued and transferred in accordance with any right of first refusal or similar right or limitation, including those in the Fundamental Documents.

(c)             Except for the Company Equity Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any Person (whether payable in shares, cash or otherwise). Except for the Company Options set forth in Schedule 3.6(e), there are currently no, and at the Closing there shall not be any, options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 3.6(a), the Company has never granted or issued any options or warrants to purchase Shares, stock appreciation, phantom stock, profit participation, profit interest, restricted stock, restricted stock units or other similar rights with respect to the Company.

(d)           Except as contemplated hereby, there are no voting trusts, proxies, or other Contracts with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Company Capital Stock.

(e)            Schedule 3.6(e) sets forth a true and complete list of each current or former employee, officer, director, consultant or other service provider of the Seller Group Companies who holds a Company Option, which schedule shows for each Company Option the date such Company Option was granted, the expiration date, the number of shares of Company Common Stock subject to the Company Option, the applicable exercise price, and the applicable vesting schedule (and the terms of any acceleration rights thereof), whether such Company Option includes an “early exercise feature,” the Tax status of each Company Option under Section 422 of the Code, for each holder who is not a current employee of the Seller Group Companies, whether such Person has ever been an employee of the Seller Group Companies and the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. With respect to each Company Option listed on Schedule 3.6(e), (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company or a committee thereof, or a duly authorized delegate thereof, and any required approval by the shareholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each Company Option was granted in compliance in all material respects with all applicable Laws (including all applicable federal, state and local securities Laws) and all of the terms and conditions of the Company Equity Plan and has an exercise price that is equal or greater than the fair market value of the underlying shares of Company Common Stock on the applicable Grant Date, (iii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company in accordance with the Exchange Act and all other applicable Laws, and (iv) no modifications have been made to any Company Options following the Grant Date. Section 3.6(e) of the Disclosure Schedule sets forth each employee or other Person with an offer letter or other contract or Company Plans that contemplates a grant of, or right to purchase or receive: (i) options or other equity awards with respect to the equity of the Company (or other Seller Group Company) or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities and any promised terms thereof. The treatment of Company Options under this Agreement, complies in all respects with applicable Law and with the terms and conditions of the Company Equity Plan and the applicable Company Option agreements.

(f)             No bonds, debentures, notes or other Indebtedness of the Company or any of its subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(g)            The allocation of the Closing Consideration, the Earn-Out Amount and all other amounts payable to the Sellers hereunder as set forth in this Agreement, including Schedule I hereto, is consistent with, and does not violate any of the Fundamental Documents, as amended as of immediately prior to the Closing, the Company Equity Plan, or any Contract applicable to any Company Securities or Indebtedness of the Company or any of its subsidiaries.

(h)            No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in any liability of the Company to any current, former or alleged holder of securities of the Company in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Purchase or otherwise.

(i)            The information contained in Schedule I is true, correct and complete as of immediately prior to the Closing.

Section 3.7           Subsidiaries; Equity Investments. The Company does not directly or indirectly own or control, or hold any rights to acquire, any shares of capital stock or any other securities or interests in any other Person.

Section 3.8           Bankruptcy, Etc. The Company is not involved in any Proceeding by or against it as a debtor before any Governmental Entity under title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company. The Company is not, and after giving effect to the consummation of the transactions contemplated at the Closing, will not be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Bankruptcy Code or any applicable state fraudulent conveyance or transfer Law.

Section 3.9           Financial Statements. The Sellers have delivered to the Purchaser true and complete copies of, (a) the unaudited balance sheet of the Company as of December 31, 2019 (the “2019 Balance Sheet”) and the related statements of operations, changes in members’ equity and cash flows for the fiscal year ended December 31, 2019 (collectively, the “Annual Financial Statements”) and (b) the unaudited balance sheet of the Company as of December 31, 2020 (the “Interim Balance Sheet”) and the related statements of operations, changes in members’ equity and cash flows for the twelve-month period ended December 31, 2020 (collectively, the “Interim Financial Statements,” and together with the Annual Financial Statements and the Closing Balance Sheet, the “Financial Statements”). The Financial Statements (i) have been prepared based on the books and records of the Company (which are true and correct in all respects), (ii) present fairly, in all respects, the financial position, results of operations and changes in cash flow of the Company as of such dates and for the periods then ended (subject to the absence of footnotes and normal year-end adjustments consistent with prior periods), and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

Section 3.10       Liabilities.

(a)            The Company does not have any Liability, including any Tax Liability due and payable, which is not reflected on the Closing Balance Sheet or that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP. Except as set forth on the Closing Balance Sheet, the Company is not, directly or indirectly, liable upon or with respect to (by discount, repurchase or otherwise), or obligated in any way to provide funds in respect of, or to guarantee or assume, as debt, any obligation or dividend of any Person.

(b)            The Company has no outstanding Indebtedness as of the date hereof. There are no outstanding loans or Indebtedness involving, on the one hand, the Company and on the other hand, any of the Sellers.

(c)           Each of the certifications, representations and disclosures made by the Company and its representatives in connection with its application for receipt and subsequent application for forgiveness of the PPP Loan were true and correct and the Company qualified and properly applied for the PPP Loan in accordance with the terms of the Small Business Act and the CARES Act. There has not been, and following the date hereof there will not be, a reasonable ground for any Governmental Entity to require the Company to repay the PPP Loan. The PPP Loan has been fully forgiven and the Company does not have any continuing Liability in respect thereof. Other than the PPP Loan, the Company has not participated in any COVID-19-related programs (including the federal Paycheck Protection Program) or sought benefits or relief thereunder or under any other COVID-19-related Laws or Orders.

(d)            The Company complied in all respects with, and satisfies all of the criteria for, the PPP Loan set forth in the Small Business Act (including, without limitation, Section 7(a) of the Small Business Act) and the CARES Act.

Section 3.11       Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.12       Accounts Receivable. All notes and accounts receivable arising out of or relating to the business of the Company have been included on the Closing Balance Sheet. All notes and accounts receivable payable to or for the benefit of the Company reflected on the Closing Balance Sheet are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with GAAP applied consistently with prior practice) carried (or to be carried) on the books of the Company, none of such notes or accounts receivable is past due more than 90 days and there is no contest, claim, defense or right of setoff with any account debtor of an accounts receivable relating to the amount or validity of such accounts receivable. The Company does not advance premiums or other monies to customers nor does it have any Contracts with customers pursuant to which the Company is obligated to provide services to the customer without charge to the customer or at a discount to the customer, whether as a result of the time period the Company has provided services to the customer, as a result of the volume of products or services provided to the customer or otherwise. The Company has not offered any material rebates to any of its customers which would be redeemed or used by any such customer at any time after the Closing.

Section 3.13       Certain Business Practices.

(a)               Each of the Company and its Affiliates is, and at all times has been, in compliance with all applicable domestic and international anti-bribery laws, rules, and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-bribery and anti-corruption laws of those jurisdictions in which it does business (collectively, “Anti-Corruption Laws”). Neither the Company nor any of its Affiliates nor any of their respective directors, managers, officers, employees, stockholders, members or agents or, to the Sellers’ Knowledge, other Persons acting or purporting to act on their behalf, has:

(i)             offered, promised, paid, given, authorized or approved the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any government or department, agency or instrumentality thereof (including any public college or university, and any commercial entity owned or controlled by a government), or of any public international organization, or any political party or official thereof, or candidate for political office (collectively, “Government Officials”), for the purpose of: (x) influencing any act or decision of such Government Official in his, her, or its official capacity; or (y) inducing such Government Official to do, or omit to do, an act in violation of the lawful duty of such Government Official, or (z) securing any improper advantage; or

(ii)           acted or attempted to act in any manner which would subject the Company or any of its Affiliates to liability under any Anti-Corruption Law.

(b)               There are, and have been, no allegations, investigations, inquiries, actions or proceedings with regard to a potential violation of any Anti-Corruption Law by the Company or any of its Affiliates or any of their respective current or former directors, managers, officers, employees, stockholders, members or agents, or, to the Sellers’ Knowledge, other Persons acting or purporting to act on their behalf.

(c)               The Company has conducted its business in all material respects in accordance with applicable provisions of the United States’ economic sanctions and export control laws and regulations, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Export Administration Regulations, and regulations administered by the Office of Foreign Assets Control (31 CFR Part V), and other applicable export laws of the countries where it conducts business.

(d)               Without limiting the foregoing:

(i)              the Company has obtained all export licenses, registrations, approvals and other authorizations required for its exports of products, software and technology from the United States and reexports of products, software and technology subject to the laws of the United States;

(ii)            the Company is and at all times has been in compliance with the terms of such applicable export licenses, registrations, approvals and other authorizations;

(iii)            the Company has not received any written communication alleging that it is not or may not be in compliance with, or has, or may have any, Liability under, any such applicable export licenses, registrations, approvals and other authorizations;

(iv)           there are no pending or, to the Sellers’ Knowledge, threatened Proceedings against or involving the Company with respect to such export licenses, registrations, approvals and other authorizations;

(v)           there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims involving a Governmental Entity; and

(vi)           the Company is not subject to United States trade sanctions and has not participated directly or indirectly in any transaction that involves any commodity, software, technical data, products or services with a Person that is (i) located in, organized under the laws of, or the government of a country that is subject to comprehensive United States trade sanctions (currently Cuba, Iran, North Korea, Sudan, and Syria), or owned or controlled by any such Person, or (ii) denied United States export privileges or otherwise specially designated or debarred by the government of the United States.

Section 3.14       Absence of Certain Developments. Since the Balance Sheet Date, the Company has operated in all material respects in the ordinary course of business consistent with past practice, and there has been no: (a) event, circumstance or condition, which has had, or would reasonably be expected to have, a Material Adverse Effect; (b) declaration, setting aside or payment of any dividend or other redemption or distribution with respect to the shares of the Company; (c) issuance of shares or options, warrants or rights to acquire shares of the Company; (d) loss, destruction or damage in excess of $50,000 to any Asset of the Company, whether or not insured; (e) incurrence, guarantee, assumption, acceleration or prepayment of any Indebtedness or the refunding of any such Indebtedness by the Company; (f) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such contract or agreement; (g) granted any increase in the base compensation of any of its directors, officers, or employees outside the ordinary course of business; (h) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other benefit plan); (i) made any other change in employment terms for any of its directors, officers, or employees outside the ordinary course of business; (j) waiver of any right of the Company with a value in excess of $50,000, or settlement or release of any Proceeding or Claim; (k) loan, advance or extension of credit by the Company, except for advances for reimbursable travel expenses made in the ordinary course of business consistent with past practice, or capital contribution to or investment in any Person by the Company; (l) acquisition, disposition, lease, license or transfer of any Asset of the Company involving more than $50,000 (or any Contract therefor), or any other material transaction by the Company other than for fair value and in the ordinary course of business consistent with past practice; (m) material capital expenditure outside of the ordinary course of business consistent with past practice; (n) (i) sale, license, sublicense, assignment, abandonment, allowance to lapse, dedication to the public domain, pledge, encumber, disposal of or transfer of any Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, or (ii) disclosure of any trade secrets or proprietary Source Code to a third party, other than pursuant to a valid and binding confidentiality agreement or other binding obligation of confidentiality the Company entered into in the ordinary course of business consistent with past practice; (o) Lien created by the Company, with respect to any of its properties or Assets, except for Permitted Liens; (p) acceleration, termination, modification or cancellation of any Contract (or series of related Contracts) involving more than $50,000 to which the Company is a party or by which the Company is bound and, to the Knowledge of the Sellers, no Person has notified the Company that it intends to take any such action; (q) change in accounting methods, principles or practices used in preparing the Financial Statements or to the working capital policies applicable to the Company, except as required by GAAP; (r) material write-down or write-up of the value of any Asset of the Company, or write-off of any accounts receivable or notes receivable or any portion thereof; or (s) commitment on behalf of the Company to do any of the foregoing.

Section 3.15       Compliance with Law.

(a)              (i) The Company has not been in, is not in, and does not have any Liability in respect of any, violation of any Laws or Orders, (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by the Company of, or failure on the part of the Company to comply with in any material respect, any Laws or Orders and (iii) the Company has not had and does not have any Liability suffered or incurred as a result of any violation of or noncompliance with any Laws or Orders, in each case that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending or, to the Knowledge of the Sellers, threatened against the Company, alleging any such violation or noncompliance.

(b)             The Company has all Permits necessary for the conduct of its business as presently conducted and as currently contemplated to be conducted, and (i) each of the Permits is in full force and effect; (ii) the Company is in material compliance with the terms, provisions and conditions thereof; (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits; and (iv) no condition (including the execution of this Agreement and the consummation of the transactions contemplated hereby) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein. Schedule 3.15 sets forth a list of all the Permits of the Company, and the Sellers have provided to the Purchaser true and complete copies of all such Permits.

Section 3.16       Sufficiency of Assets; Title to Properties. Except as provided in Schedule 3.16, the assets, properties, rights and Contracts of the Company and its subsidiaries constitute all of the assets, properties, rights, claims and Contracts (whether tangible or intangible, or person, real or mixed) material to or necessary to operate the business of the Company as presently conducted therein. The Company does not own any real property. The Company (a) owns good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of its tangible Assets, and (b) is not obligated under any Contract, or subject to any restriction, that presently materially impairs, has materially impaired, or would in the future materially impair the Company’s right, title or interest in or to any of its respective tangible Assets. The Company owns, leases under valid leases or has use of and/or valid access under valid agreements to all facilities, machinery, equipment and other tangible Assets necessary for the conduct of its business as presently conducted. With respect to the property and Assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any Liens, other than to the lessors of such property or Assets or Permitted Liens.

Section 3.17       Tax Matters.

(a)             The Company has timely filed when due all Tax Returns required by applicable Law to be filed by or with respect to it and all such Tax Returns are true, correct and complete in all material respects.

(b)              All Taxes due and payable by or with respect to the Company (whether or not shown on any Tax Return) or for which the Company may be liable, have been timely paid, and any Liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, does not exceed the amount shown on the face of the Interim Balance Sheet (disregarding timing differences) as adjusted for the period thereafter through the Closing Date assuming the business is operated in the ordinary course.

(c)             The Company has made available to the Purchaser for inspection complete and correct copies of all income and all other material Tax Returns of the Company for all taxable periods for which the relevant statute of limitations has not expired.

(d)              There is no Proceeding or audit that is presently in progress, pending or threatened in writing against, or with respect to, the Company in respect of any Tax or assessment, nor is any Proceeding for additional Tax or assessment asserted by any Taxing authority. No deficiency or adjustment has been proposed, asserted, assessed or threatened by any Taxing authority against or with respect to the Company.

(e)             Schedule 3.17 sets forth each jurisdiction in which the Company is subject to Taxes. No claim has been made in writing by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to the Knowledge the Sellers, is any such assertion threatened.

(f)               The Company is not a party to or bound by any Contract (including Tax allocation, sharing, indemnity, or similar agreement or arrangement) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(g)              The Company has (i) withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party and (ii) complied with all applicable information reporting requirements.

(h)              There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than automatic filing extensions granted in the ordinary course), or waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company.

(i)              The Company is not a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement or arrangement with any Taxing authority, nor is there any outstanding request for such rulings or agreements.

(j)              The Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)             There are no Liens for Taxes upon any Assets of the Company other than Permitted Liens.

(l)              The Company (i) has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return under federal, state, local or foreign Law and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(m)           The Company has not participated in a “reportable transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b) or any predecessor thereof (or any similar provision of Law).

(n)             The Company has collected all appropriate sales Taxes and has obtained the appropriate exemption certificates to except the Company from collecting any sales Tax that would otherwise be due.

(o)             The Company has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

(p)             The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for or use of improper method of accounting in a taxable period ending prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed prior to the Closing Date; (iii) election pursuant to Section 108(i) of the Code; (iv) installment sale or open transaction disposition made on or prior to the Closing; or (v) prepaid amount received or deferred revenue accrued prior to the Closing.

(q)             The Company has not applied for or received any relief from Taxes or other Tax benefit under any COVID-19 Law, including claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

Section 3.18       Intellectual Property.

(a)               The Company owns all right, title and interest in and to, or has a valid and enforceable license to use, all Intellectual Property used or held for use in or necessary for the conduct of its business as currently conducted and as contemplated to be conducted (“Company Intellectual Property”). The Company is in material compliance with all contractual obligations relating to the Intellectual Property it uses pursuant to license or other agreement.

(b)               Neither the conduct of the business of the Company (as previously conducted or currently conducted) nor the use of any Company Product or Service or Owned Intellectual Property infringes, misappropriates or violates, and has not infringed, misappropriated or violated, any Intellectual Property of any Person and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Schedule 3.18(b) sets forth a true, accurate, and complete list of all communications received by the Company regarding any such alleged, suspected or actual infringement, misappropriation, violation, or breach of any Company IP Agreement. There is no Proceeding pending or, to the Knowledge of the Sellers, threatened against the Company (i) in which it is alleged that the Company infringes, misappropriates or violates the Intellectual Property of any Person or (ii) contesting or otherwise challenging the Company’s ownership or use, or the validity or enforceability of any Company Intellectual Property. The Company has not received any written communication that involves an offer to license or grant any rights or immunities under any third party Intellectual Property. To the Knowledge of the Sellers, no Person is or has been infringing, misappropriating or violating the rights of the Company in or to any Company Intellectual Property that is owned by the Company and there is and has not been any unauthorized use or disclosure of any Company Intellectual Property. The Company has not asserted any Proceeding against any Person or other third party related to any actual, suspected, or alleged infringement, misappropriation, or other violation or dilution of any Company Intellectual Property or breach of any Company IP Agreement.

(c)               Schedule 3.18(c) sets forth a true, accurate and complete list of all (i) registered trademarks and material unregistered trademarks; (ii) patents and invention disclosures; (iii) registered copyrights; (iv) Internet domain names and social media accounts; and (v) as applicable, applications for the foregoing (collectively, “Listed Intellectual Property”), owned by the Company, in each case listing, as applicable, (A) current owner; (B) date of application, registration and/or issuance; (C) the jurisdiction where the application or registration is located; and (D) the application or registration number. All registration, maintenance and renewal fees currently due in connection with all Listed Intellectual Property have been paid and all documents, recordations and certificates in connection with such Listed Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Listed Intellectual Property and recording the Company’s ownership interests therein. The Company exclusively owns all right, title and interest in the Owned Intellectual Property, in each case, free and clear of all Liens. No Listed Intellectual Property is the subject of any Proceeding before any Governmental Entity, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The Company is not subject to any Proceeding or outstanding Order, Contract or stipulation that restricts or impairs in any manner, the use, transfer or licensing by Seller of any Company Intellectual Property. The consummation of the transactions contemplated hereby will not alter or impair the Company’s ownership of or right to use any Company Intellectual Property.

(d)             The Company is not under any obligation to pay royalties or other payments in connection with any Company IP Agreement or restricted from assigning its rights respecting any Company Intellectual Property that is owned by the Company. The Company will not, as a result of the execution and delivery of this Agreement, be in breach of any Company IP Agreement. There are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements, and all Company IP Agreements are valid, binding and in full force and effect. No Company IP Agreement grants any third party exclusive rights to or under any Company Intellectual Property or, grants any third party the right to sublicense any Company Intellectual Property.

(e)             The Company has taken commercially reasonable steps in accordance with standard industry practices to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in and to, all non-public Company Intellectual Property. All use, disclosure, or appropriation of any confidential or nonpublic information owned by the Company to a third party has been pursuant to the terms of a written Contract (including, without limitation, confidentiality, nondisclosure, or similar agreements), between the Company and such third party. Each current and each former employee, consultant, and contractor of the Company who has or had access to any confidential or non-public information owned by the Company or included in any Company Intellectual Property has executed and delivered to the Company a written agreement regarding the protection of such confidential or non-public information. None of the non-public Company Intellectual Property that is owned by the Company has been used, disclosed, or appropriated without authorization. No present or former officer, director, employee, agent, contractor or consultant of the Company has misappropriated any trade secrets or other confidential, non-public or proprietary information of any other Person in the course of the performance of responsibilities to the Company.

(f)             No present or former officer, director, employee, agent, contractor or consultant of the Company holds any right, title, license, claim or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property. The Company has secured from all present or former officers, directors, employees, agents, contractors and consultants who independently or jointly contributed to the conception, reduction to practice, creation, or development of any Company Intellectual Property (each such officer, director, employee, agent, contractor or consultant a “Company Contributor” ) unencumbered, unrestricted, and exclusive ownership of all such Company Contributor’s Intellectual Property in such contribution which the Company does not already own by operation of law and no such Company Contributor has retained any rights or licenses with respect thereto. Without limiting the foregoing, each current and former employee, officer, agent, contractor and consultant of the Company has fully executed a valid and enforceable proprietary information and inventions agreement or similar agreement, which fully and effectively presently assigns, conveys and otherwise transfers to the Company all unencumbered and unrestricted right, title and interest in and to all of such Company Contributor’s rights in and to any Intellectual Property developed for or on behalf of the Company (and deems any copyrightable works therein to be works made for hire for the Company). To the Knowledge of the Sellers, no current or former employee, officer, agent, contractor or consultant is or was, as the case may be, in violation thereof. No current or former employee, officer, agent, contractor or consultant of the Company has excluded works or inventions made prior to his, her or its employment or consulting relationship with the Company from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(g)             Schedule 3.18(g) sets forth: (i) all Software owned, or purported to be owned, by the Company that is used by, necessary for, or otherwise material to the Business (the “Proprietary Software”) and (ii) all other Software used by the Company (the “Licensed Software,” and together with the Proprietary Software, the “Software”), excluding generally commercially available, non-custom off-the-shelf software that is licensed to the Company on non- discriminatory terms pursuant to shrink-wrap, click-wrap, click-through, or similar non-exclusive, royalty-free, object code licenses, granted in the ordinary course of business, having annual aggregate fees of less than $50,000, used solely for the internal business operations of the Company. The Company owns all right, title and interest in and to the Proprietary Software, in each case, free and clear of all Liens, and has valid license to use, reproduce, modify, distribute and sublicense all copies of the Licensed Software to the extent necessary in connection with the Company’s actual use of the Licensed Software, and the Company has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Software other than in the ordinary course of business.

(h)             Neither the Company nor any Person acting on behalf of the Company has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, or any Person acting on behalf of the Company, of any Source Code. No third party owns any right, title or interest in or to any Source Code. Schedule 3.18(h) identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person any Source Code.

(i)              Neither the Proprietary Software nor, to the Knowledge of the Sellers, the Licensed Software contains any computer code or any other mechanisms which is intended to (i) disrupt, disable, erase or harm in any way such Software’s operation, or cause such Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access such Software or any data, hardware, storage media, programs, equipment or communications without authorization.

(j)              The Company maintains (i) machine readable copies of the Proprietary Software and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by the Company, currently made available to the customers of the Company or currently supported by the Company. The Company maintains at least one copy of the Source Code for all Proprietary Software, and such code is maintained under strict confidentiality and in accordance with industry-standard safekeeping for proprietary source code.

(k)             No Proprietary Software or, to the Knowledge of Sellers, Licensed Software, contains, is derived from, is distributed, integrated or bundled with, or links to or otherwise uses, any Open Source Software or materials that are distributed as “free software,” or under similar licensing or distribution terms (including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, and other licenses of a similar type or kind), in any manner that (i) requires or conditions (or purports to require or condition) the use or distribution of any Company Intellectual Property or Licensed Software on the disclosure, licensing or distribution of any Company Intellectual Property or the granting of any right to decompile, reverse engineer or create derivative works of any Company Intellectual Property or Licensed Software, or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Intellectual Property. The Company has been and currently is in compliance with all licenses to Open Source Software that is used in its business.

(l)                 The Company Computer Systems are sufficient in all material respects for the Company’s current needs in the operation of its business as presently conducted, and in the past 24 months, there have been no failures, crashes, security breaches or other adverse events affecting the Computer Systems that have caused material disruption to the business of the Company. The Company Computer Systems provide for the back-up and recovery of material data, consistent with recovery plans, procedures, and facilities implemented by the Company and the Company has implemented and maintains commercially reasonable disaster recovery plans, procedures and facilities. The Company has taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the integrity and security of the Computer Systems and the information stored therein, processed thereon or transmitted therefrom from misuse or unauthorized use, access, disclosure or modification by third parties, and there has been no such misuse or unauthorized use, access, disclosure or modification. The Company exclusively owns or has a valid right to access and use the Company Computer Systems that are used in the conduct of its business, including valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. The Company Computer Systems do not contain any computer code or any other mechanisms which may (i) disrupt, disable, erase, or harm in any way the operation of the business of the Company, or cause damage to or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access, without authorization from the Company, any product or system containing or used in conjunction with any Company Products and Services.

(m)             The Company has not now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any Person or other third party any license or right to any Owned Intellectual Property. Additionally, no Owned Intellectual Property was acquired from any Person or other third party which is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person or other third party to grant or offer to any other Person or other third party any license or right to such Owned Intellectual Property. The Company does not have a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person or any other third party any license or right to any Owned Intellectual Property by virtue of the Company’s or any other Person’s or other third party’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(n)               All products, technology, and services produced, marketed, licensed, sold, distributed, or performed by or on behalf of the Company (“Company Products and Services”) currently comply in all material respects with all applicable warranties and contractual commitments relating to the use, functionality, and performance of such Company Products and Services, and there are no pending or threatened Proceedings alleging any such failure. There exist no technical deficiencies or problems with any Company Products and Services that adversely affect the performance of such Company Products and Services in any material respect or that cause any such Company Products and Services to fail to substantially conform to their written specifications in any material respect, other than routine, non-material software bugs or glitches that may be remedied in the ordinary course of the businesses of the Company. For all Software used by the Company in providing any Company Products and Services, the Company has implemented any and all security patches that are generally available for that Software. To the extent that any third party owned Intellectual Property is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture, compilation, use, or other exploitation of any Company Products and Services, the Company has all necessary rights to use or exploit all such third party owned Intellectual Property, subject to the terms of any applicable Company IP Agreement.

(o)               No (i) funding, facilities, or personnel of any Governmental Entity, or (ii) funding, facilities, or personnel of a university, college, or other educational institution or research center was used in the development of any Owned Intellectual Property. No Company Contributor performed services for any (i) Governmental Entity, (ii) university, college, or other educational institution, or (iii) research center, all of the foregoing during any period of time during which such Company Contributor was also performing services for the Company.

Section 3.19       Insurance.

(a)               Schedule 3.19 sets forth a true and complete list of all fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company (collectively, the “Bonds”) and all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, Assets, employees and/or operations of the Company (collectively, the “Policies”). The Sellers have provided true, complete and accurate copies of all such Policies and Bonds to the Purchaser. All premiums payable under all such Policies and Bonds have been paid timely and the Company has complied fully with the terms and conditions of all such Policies and Bonds.

(a)               All Policies and Bonds are in full force and effect and will not terminate or lapse by reason of the consummation of the transactions contemplated by this Agreement. The Company is not in default under any provisions of the Policies or Bonds, and there is no claim by the Company or any other Person pending under any of the Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies or Bonds. The Company has not received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), or that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof. The Policies and Bonds maintained by the Company are adequate in accordance with industry standards, the requirements of any applicable leases and Contracts and are in at least the minimum amounts required by, and are otherwise sufficient for purposes of, any currently applicable Law.

Section 3.20       Litigation. There is no Proceeding pending or, to the Knowledge of the Sellers, threatened by or against, or affecting the Assets of, the Company or against any manager, officer, employee or equityholder or, to the Knowledge of the Sellers, agent of the Company in his, her or its capacity as such or relating to his, her or its employment services or relationship with the Company or any of its Affiliates, and the Company is not bound by any Order. The Company has no Proceeding pending against any Governmental Entity or other Person. The Company has not been engaged in a dispute with any customer which, either individually or in the aggregate, has materially affected or would be reasonably likely to materially affect the Company’s operations. To the Knowledge of the Sellers, there is no basis for any Person to assert a claim against the Sellers or the Company based upon the Sellers entering into this Agreement or the consummation of the transactions contemplated hereby.

Section 3.21       Bank Accounts. Schedule 3.21 sets forth all of the bank accounts of the Company, together with the authorized signatories for such accounts.

Section 3.22       Material Customers and Suppliers. Schedule 3.22 sets forth the 20 largest customers of the Company by revenue (each, a “Material Customer”) and the 5 largest suppliers of the Company by expense (each a “Material Supplier”), in each case for the 12-month periods ended December 31, 2019 and December 31, 2020. No such Material Customer or Material Supplier has terminated or adversely changed its relationship with the Company, nor has the Company received any written or verbal indication that any such Material Customer or Material Supplier intends to terminate or adversely change such relationship. The Company has not granted any credit, rebate, trade-in, free return or other sales terms to customers or others which substantially differ from terms granted by the Company in the ordinary course of business consistent with past practice. There are no currently pending or, to the Knowledge of the Sellers, threatened disputes between the Company and any of its Material Customers or Material Supplier that (i) would reasonably be expected to adversely affect the relationship between the Company and any Material Customer or Material Supplier or (ii) would reasonably be expected to adversely affect the Company.

Section 3.23       Labor Matters.

(a)               The Company has delivered the Business Employee List to Purchaser and all of the information included on the Business Employee List is true and accurate as of the date hereof. Other than the Business Employees included on the Business Employee List, no employee or other individual service provider primarily provides services to the Seller Group Companies. To Knowledge of the Sellers, the services provided by the Business Employees constitute all of the services reasonably required to conduct and operate the business in the same manner as of the Closing Date, in all material respects, as conducted by the Seller Group Companies as of the date hereof.

(b)               The Seller Group Companies are and have been in compliance in all material respects with all applicable Laws relating to the hiring of employees and employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Each of the Seller Group Companies has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and none of the Seller Group Companies currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. The Seller Group Companies have complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Seller Group Companies, and no Person has ever brought or, to the Knowledge of the Sellers, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(c)               None of the Seller Group Companies is delinquent in payment to any of its current or former employees, officers, directors or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owed upon any termination of such Person’s employment or service.

(d)               None of the Seller Group Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar organization applicable to employees of the Seller Group Companies and, to the Knowledge of the Sellers, there are no activities or proceedings of any labor union, works council or similar organization to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Seller Group Companies or any employee or other individual service provider thereof; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the Knowledge of the Sellers, threatened against or affecting any of the Seller Group Companies, and none of the Seller Group Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Entity; and (iv) there are no charges with respect to or relating to any of the Seller Group Companies pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(e)               To the Knowledge of the Sellers, no employee or other individual service provider of the Seller Group Companies is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the use of such Person’s best efforts to promote the interests of the Seller Group Companies or that would materially conflict with the Seller Group Companies’ business as currently conducted. To the Knowledge of the Sellers, (i) no officer or key employee, or group of key employees, intends to terminate their employment with the Seller Group Companies, and no Seller Group Company has a present intention to terminate the employment of any of the foregoing, and (ii) no officer or key employee has received an offer to join a business that is competitive with the business activities of the Seller Group Companies.

(f)                Any individual who performs or performed services for the Seller Group Companies and who is not treated as an employee for federal income tax purposes by the Seller Group Companies is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Company Plan purposes, and none of the Seller Group Companies has any liability by reason of any individual who performs or performed services for such Seller Group Company, in any capacity, being improperly excluded from participating in any Company Plan. Each of the employees of the Seller Group Companies has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

(g)               To the Knowledge of the Sellers, since 2016, (i) no allegations of sexual harassment or other misconduct have been made against any director, officer or other managerial employee of the Seller Group Companies, and (ii) none of the Seller Group Companies has entered into any settlement agreement related to allegations of sexual harassment or other misconduct by any employee, officer, director or other individual service provider of the Seller Group Companies.

Section 3.24       Employee Benefits.

(a)               Schedule 3.24(a) sets forth a true and complete list of each Company Plan. With respect to each Company Plan, the Company has provided to Purchaser or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Plan and all amendments thereto, and a written description of any material unwritten Company Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by any of the Seller Group Companies from the IRS regarding the tax-qualified status of such Company Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Entity. There has been no amendment to, announcement by any of the Seller Group Companies relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The Seller Group Companies may amend or terminate any Company Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(b)               Each Company Plan (and each related trust, insurance contract or fund) has been established, administered and funded in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the Knowledge of the Sellers, threatened actions, claims or lawsuits against or relating to the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefits claims). Neither the Seller Group Companies nor, to the Knowledge of the Sellers, any “party in interest” or “disqualified person” with respect to a Company Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of the Sellers, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Plan. No Company Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity. All payments required to be made by any of the Seller Group Companies under, or with respect to, any Company Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Company Plans, applicable Law and GAAP. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of any of the Seller Group Companies under ERISA or the Code.

(c)               With respect to each Company Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which the Seller Group Companies can rely that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by any of the Seller Group Companies forms or has formed any part of the assets of any Company Plan that is intended to qualify under Section 401(a) of the Code.

(d)               No Company Plan is, and none of the Seller Group Companies or any ERISA Affiliate of the Seller Group Companies have ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Seller Group Companies has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Seller Group Companies. With respect to any Company Plan that is a “multiple employer plan” (as defined in Section 413 of the Code) such Company Plan complies in all respects with the requirements of the Code and ERISA and none of the Seller Group Companies nor any ERISA Affiliate has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals.

(e)               No event has occurred and no condition exists that would subject any of the Seller Group Companies by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Seller Group Companies).

(f)                Each Company Plan that is subject to Affordable Care Act has been established, maintained and administered in compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Seller Group Companies and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. None of the Seller Group Companies has attempted to maintain the grandfathered heath plan status under the Affordable Care Act of any Company Plan. None of the Company Plans provide medical, health, life or other welfare benefits for former employees or for present employees after termination of employment, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary. No Company Plan is a self-insured arrangement by any of the Seller Group Companies or funded through a trust and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of any Company Plans that are fully-insured. None of the Seller Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of any of the Seller Group Companies or with respect to any Company Plan; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any current or former employee, officer, director or other individual service provider of any of the Seller Group Companies; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Plan. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any of the Seller Group Companies as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i)                 No Company Plan is or has ever been (and none of the Seller Group Companies have sponsored, maintained or had any obligation with respect to) a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(j)                 No Company Plan covers any employees, officers, directors or other individual service providers of any of the Seller Group Companies residing or working outside of the United States or is otherwise subject to the laws outside of the United States.

Section 3.25       Environmental and Safety. The Company has complied in all material respects with all, is in compliance in all material respects with all, and has not received any notice alleging or otherwise relating to any violation of any, Environmental and Safety Requirements, and there are no Proceedings pending or, to the Knowledge of the Sellers, threatened against the Company alleging any failure to so comply or involving any of its past operations or any real property used by the Company. The Company has not received any written notice or report with respect to it or its facilities regarding any (i) actual or alleged violation of Environmental and Safety Requirements, or (ii) actual or potential Liability arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation. The Company has not expressly assumed or undertaken any Liability of any other Person under any Environmental and Safety Requirements. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any real property in a manner that has given rise to Liabilities pursuant to any Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

Section 3.26       Related Party Transactions.

(a)               Schedule 3.26 sets forth a true, accurate and complete list of the following: (i) each Contract entered into between the Company, on the one hand, and any current or former officer, manager, employee, Affiliate or equityholder of the Company or any member of their respective immediate family, on the other hand; (ii) all Indebtedness (for monies actually borrowed or lent) owed during the three-year period ended on the date hereof by any current or former officer, manager, employee, Affiliate or equityholder of the Company or any member of their respective immediate family to the Company; and (iii) to the Knowledge of the Sellers, each direct or indirect ownership interest (other than non-affiliated holdings in publicly held companies) in any Person which is a present or potential competitor, supplier or customer of the Company held during the three-year period ended on the date hereof by any current or former officer, manager, employee, Affiliate or equityholder of the Company.

(a)              No such Person described in Section 3.26(a)(iii) in whom an Affiliate of the Company or any member of their respective immediate family has or had a direct or indirect ownership interest receives or has received income from any source other than the Company which should properly accrue, or should properly have accrued, to the Company.

(b)             No current or former Affiliate of the Company or any member of their respective immediate family is a guarantor or is otherwise liable for any Liability (including Indebtedness) of the Company.

(c)              Except as set forth on Schedule 3.26, none of the Sellers or any of their Affiliates (other than the Company) or any member of their respective immediate family owns or has any rights in or to any of the Assets, properties or rights used by the Company.

Section 3.27       Material Contracts. Schedule 3.27 sets forth a true and complete list of each Contract to which the Company is a party or otherwise relating to or affecting any of its Assets, which fall within the following categories (each, a “Material Contract”):

(a)             Contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis;

(b)             Contract providing for payment upon the severance of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis;

(c)              Contract or benefit plan that provides for a payment, benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by this Agreement;

(d)             Collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization or contract, agreement or arrangement with a professional employer organization;

(e)             Contract relating to Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any Asset or group of Assets of the Company;

(f)              Contract involving the sale of the accounts receivable of the Company to any other Person at a discount;

(g)             guarantee of any obligation for borrowed money or otherwise;

(h)             Contract with respect to the lending or investing of funds;

(i)               Contract under which the Company is the lessee, holder or operator of any real or personal property owned by any other Person;

(j)               Contract under which the Company is the lessor of, or permits any third Person to hold or operate, any real or personal property owned or controlled by the Company;

(k)             Contract involving (i) an assignment, license, covenant, indemnification or other agreement with respect to any form of Intellectual Property, and (ii) Contracts pertaining to the Company Intellectual Property, including the right of the Company to use the Intellectual Property of any Person (“Company IP Agreements”), with the exception of (i) agreements for generally commercially available, shrink-wrap, click-wrap, or similar nonexclusive, royalty-free licenses to non-custom, off-the-shelf software granted to the Company, in the ordinary course of business, having annual aggregate fees of less than $50,000, on non-discriminatory terms, used solely for the internal business operations of the Company; or (ii) customer contracts entered in the ordinary course of business providing for a non-exclusive license of limited duration;

(l)              Contract or group of related Contracts with the same Person for the sale of Assets or services which generate in excess of $50,000 in revenues in any 12-month period;

(m)            Contract that restricts the Company from, or, to the Sellers’ Knowledge, following the Closing will restrict the Purchaser or any of its Affiliates from, (i) freely engaging in business anywhere in the world, (ii) freely setting prices for its products, services or technologies (including most-favored nation pricing provisions) or (iii) soliciting or hiring any Person, including any potential contractors or other suppliers or customers;

(n)             Contract under which the Company grants any exclusive rights, non-competition rights, rights of first refusal or rights of first negotiation to any Person;

(o)             Contract that involves the sharing of profits, losses, costs or Liabilities, or relates to a partnership, joint venture or relationship for joint marketing or joint development, with any other Person;

(p)             Contract relating to the purchase, distribution, marketing or sales of the Company’s or any other Person’s products having a value in excess of $50,000 with respect to any 12-month period;

(q)             Contract with any Affiliate of the Company;

(r)              Contract to provide marketing and/or advertising over the Internet;

(s)              Contract with any customer or supplier which gives rise to payments in excess of $50,000 in any 12-month period;

(t)              Contracts with Governmental Entities;

(u)             Contract that contains a material indemnification obligation, except as entered into in the ordinary course of business consistent with past practice, or a material indemnification obligation that could subject the Company to a Liability in excess of one and a half times the value of the goods or services provided by the Company thereunder;

(v)           settlement agreement relating to any material administrative or judicial proceeding (including any agreement under which any employment-related claim is settled) entered into by the Company; and

(w)            other Contracts (that are not included in any of the clauses (a) through (u) above) that require the payment by, or to, the Company after the date hereof of an amount in excess of $50,000 in any 12-month period (not including purchase orders entered into in the ordinary course of business).

Each Material Contract (i) is valid, binding and enforceable against the Company and, to the Knowledge of the Sellers, against each other party thereto, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity; and (ii) is in full force and effect on the day hereof. The Company has performed all obligations, including the timely making of any rental or other payments, required to be performed by it under, and is not in default or breach of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, and, to the Knowledge of the Sellers, each other party thereto has performed all obligations, including the timely making of any rental or other payments, required to be performed by it under, and is not in default or breach of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. There has been made available to the Purchaser (i) a true and complete copy of each of the Material Contracts required to be listed on Schedule 3.27, together with all amendments, waivers or other changes thereto, and (ii) a complete description of all oral Contracts to which the Company is a party or by which any of its Assets may be bound.

Section 3.28        Sufficiency of Assets. As of the date hereof, and before taking into account the consummation of the transactions contemplated hereby, the Assets and properties of the Company are sufficient to enable the Company to conduct its business in all material respects as it is being conducted on the date hereof.

Section 3.29       Exclusivity of Representations. The representations and warranties made by the Sellers in this Article III are the exclusive representations and warranties made by the Sellers. The Sellers hereby disclaim any other express or implied representations or warranties, whether written or oral. The Sellers are not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company.

Section 3.30       Brokers or Finders. There are no claims, and will not be any claims, for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company or any of its Affiliates.

Section 3.31       Books and Records. The minute books of the Company (including any former subsidiaries of the Company) that have been made available are complete and up-to-date and have been maintained in accordance with sound and prudent business practice. The minutes of the Company (including any former subsidiaries of the Company) contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders (or similar equityholders) and the board of directors of the company since the time of incorporation of the Company. The Company (including any former subsidiaries of the Company) has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all respects and accurately and fairly reflect, in all respects, the business activities of the Company and each of its subsidiaries. The Company (including any former subsidiaries of the Company) has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company.

Section 3.32       Privacy and Data Security.

(a)               The Company complies with, and has at all times complied with, (i) all applicable laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, including, but not limited to, the California Consumer Privacy Act, the Health Insurance Portability and Accountability Act, as amended, and all rules and regulations promulgated thereunder, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws (“Data Protection Laws”), (ii) all published, posted and internal policies, procedures, agreements and notices relating to Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data (“Privacy Policies”), (iii) any Contracts and/or codes of conduct relating to the collection, access, use, storage, disclosure, transmission, or cross-border transfer of Personal Data (“Privacy Contractual Requirements” and, collectively with Data Protection Laws and Privacy Policies, the “Data Protection Requirements”).

(b)               The Company has not received any subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Sellers’ Knowledge, the Company is not under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law. No notice, complaint, claim, inquiry, audit, enforcement action, proceeding, or litigation of any kind has been served on, or initiated against the Company or any of its officers, directors, or employees (in their capacity as such) by any private party or Governmental Entity, foreign or domestic, under any Data Protection Requirement.

(c)               The Company established and maintains, and has maintained, physical, technical, and administrative security measures and policies, compliant with applicable Data Protection Requirements, that (i) identify internal and organizational risks to the confidentiality, integrity, security, availability of Personal Data and/or business data and the Company Computer Systems taking into account the sensitivity of the data or systems; (ii) protect the confidentiality, integrity, security, and availability of the Company’s software, systems, and websites that are involved in the collection and/or processing of Personal Data and/or business data and the Company Computer Systems; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any breach of security compromising Personal Data and/or business data and the Company Computer Systems.

(d)               The Company has not experienced any failures, crashes, security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents related to Personal Data and/or business data and the Company Computer Systems that would require notification of individuals, other affected parties, law enforcement, or any Governmental Entity.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

Section 4.1           Organization; Good Standing; Qualification and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power to own, lease and operate its Assets and to carry on its business as presently being conducted and as contemplated to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a material adverse effect.

Section 4.2           Authorization. The Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming this Agreement constitutes the valid and binding obligations of the Sellers, constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 4.3           Investment Intent. The Shares will be acquired hereunder by the Purchaser solely for its own account for investment purposes, and not with a view to the resale or distribution thereof.

Section 4.4           Brokers or Finders. There are no claims, and will not be any claims, for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Purchaser.

Section 4.5           Investigation; Reliance. Purchaser acknowledges that (i) it has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise), software, technology and prospects of the Company, (ii) it and its representatives have been provided such access to the properties, equipment, Contracts, premises and books and records of the Company that it and its representatives have desired or requested to review for such purpose and (iii) it and its representatives have had an opportunity to meet with the management of the Company and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise), software, technology and prospects of the Company. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that (i) none of the Sellers, the Company or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Sellers in Article III, and (ii) Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article III of this Agreement.

Section 4.6           No Violations; Consents and Approvals. The execution and delivery of this Agreement by Purchaser, and the consummation by it of the transactions contemplated hereby will not (i) violate any provision of the organizational documents of Purchaser, (ii) violate any material Law applicable to, binding upon or enforceable against Purchaser, or (iii) require the consent or approval of any Governmental Entity.

Section 4.7           Litigation. There are no Proceedings pending or, to Purchaser’s knowledge, expressly threatened in writing against Purchaser, at law or in equity, before or by any Governmental Entity which would, individually or in the aggregate, reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement.

Article V
SURVIVAL AND INDEMNIFICATION

Section 5.1           Survival of Representations, Warranties. Each of the representations and warranties made by the Sellers and the Purchaser in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing for a period terminating on the later of (i) the Expiration Date and (ii) with respect to claims asserted pursuant to this Article V before the expiration of the applicable representation or warranty, the date such claim is finally liquidated or otherwise resolved; provided, that the Company Fundamental Representations and Purchaser Fundamental Representations shall survive until the seventh anniversary of the Closing. The covenants and agreements of the Sellers and the Purchaser in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement shall survive until fully performed.

Section 5.2           Indemnification by the Sellers.

(a)               From and after the Closing, the Sellers shall indemnify, defend and hold harmless the Purchaser, the Company and their respective officers, directors (or Persons in similar positions), members, partners, employees, equityholders, representatives, agents, Affiliates, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against, and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Purchaser Indemnified Party for, any Loss which any such Purchaser Indemnified Party may suffer as a result of, in connection with, relating to, incidental to or by virtue of:

(i)             any misrepresentation or breach of a representation or warranty of the Sellers set forth in this Agreement (including the Disclosure Schedules) or in any certificate delivered by the Sellers pursuant to this Agreement;

(ii)            any failure of the Sellers to perform or observe any covenant or agreement contained in this Agreement;

(iii)           any Indebtedness or Transaction Expenses, in each case, except to the extent the dollar amount of any such item was taken into account in the calculation of the Final Consideration pursuant to Section 2.6; and

(iv)           claims by any current or former securityholder or Optionholder or alleged current or former holder of any interest or security of the Company, relating to or arising out of (x) this Agreement or the transactions contemplated hereby, including the allocation of the Closing Consideration, the Earn-Out Amount or any other amounts payable hereunder, or (y) such Person’s status or alleged status as an equity holder or ownership of interests or securities in the Company at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise.

(b)               All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of, or any Knowledge of, the Purchaser and/or any of the other Purchaser Indemnified Parties or the acceptance by the Purchaser of any certificate.

(c)               The Sellers shall have no Liability in respect of any Loss for which the Sellers are obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 5.2(a)(i) unless and until the amount that would otherwise be recoverable from the Sellers in respect of any such Loss, when aggregated with any other amounts so recoverable from the Sellers pursuant to Section 5.2(a)(i), exceeds $250,000 (the “Deductible”), after which the Purchaser Indemnified Parties shall be entitled to recover the full amount of such Loss in excess of the Deductible; provided, that such limitations shall not apply to any Loss suffered by a Purchaser Indemnified Party with respect to breaches of the Company Fundamental Representations or for Fraud.

(d)               The aggregate Liability of the Sellers in respect of any Loss for which the Sellers indemnify the Purchaser Indemnified Parties pursuant to Section 5.2(a)(i) shall not exceed $250,000 (the “Cap”); provided, that such limitations shall not apply to any Loss suffered by the Purchaser Indemnified Parties with respect to (i) breaches of the Company Fundamental Representations, for which the maximum amount recoverable by the Purchaser Indemnified Parties shall be limited to an amount equal to the Purchase Price actually received by the Sellers, or (ii) Fraud.

Section 5.3           Indemnification by the Purchaser.

(a)               From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Sellers and their representatives, agents, Affiliates, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against, and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Seller Indemnified Party for, any Loss which any such Seller Indemnified Party may suffer as a result of, in connection with, relating to, or incidental to or by virtue of:

(i)            any misrepresentation or breach of a representation or warranty of the Purchaser set forth in this Agreement (including the Disclosure Schedules) or in any certificate delivered by the Purchaser pursuant to this Agreement; or

(ii)            any failure of the Purchaser to perform or observe any covenant or agreement contained in this Agreement.

(b)             All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of, or any Knowledge of, the Sellers and/or any of the other Seller Indemnified Parties or the acceptance by the Sellers of any certificate.

(c)              The Purchaser shall have no Liability in respect of any Loss for which the Purchaser is obligated to indemnify the Seller Indemnified Parties pursuant to Section 5.3(a)(i) unless and until the amount that would otherwise be recoverable from the Purchaser in respect of any such Loss, when aggregated with any other amounts so recoverable from the Purchaser pursuant to Section 5.3(a)(i), exceeds the Deductible, after which the Seller Indemnified Parties shall be entitled to recover the full amount of such Loss in excess of the Deductible; provided, that such limitations shall not apply to any recovery under the R&W Insurance Policy or any Loss suffered by a Seller Indemnified Party with respect to breaches of the Purchaser Fundamental Representations or for Fraud.

(d)               The aggregate Liability of the Purchaser in respect of any Loss for which the Purchaser is obligated to indemnify the Seller Indemnified Parties pursuant to Section 5.3(a)(i) shall not exceed the Cap; provided, that such limitations shall not apply to any Loss suffered by the Seller Indemnified Parties with respect to (i) breaches of the Purchaser Fundamental Representations, for which the maximum amount recoverable by the Seller Indemnified Parties shall be limited to an amount equal to the Purchase Price actually due to the Sellers, or (ii) Fraud.

Section 5.4           Claim Procedures.

(a)               Each Person entitled to indemnification under this Article V (each an “Indemnified Party”) agrees that after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article V, such Indemnified Party shall assert its claim for indemnification under this Article V (each a “Claim”) by providing a written notice (a “Claim Notice”) within 30 days of becoming aware of the facts giving rise to such claim, to the Person required to provide indemnification protection under this Article V (each, an “Indemnifying Party”) specifying, in reasonable detail, the nature and basis for such Claim (including identifying the relevant provisions of this Agreement upon which such Claim is based) and the amount of Losses associated therewith (if known). Notwithstanding the foregoing, no Indemnified Party’s failure to send or delay in sending a Claim Notice will relieve the Indemnifying Party from Liability hereunder with respect to such Claim, except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.

(b)               If any Proceeding is begun, made or instituted by a third party as a result of which an Indemnifying Party may become obligated to an Indemnified Party hereunder, such Indemnified Party shall give a Claim Notice to the Indemnifying Party as described in Section 5.4(a). The Indemnifying Party shall have the right to defend, contest or otherwise protect the Indemnified Party against any Proceeding at its sole cost and expense. Except as otherwise provided in this Section 5.4(b), the Indemnifying Party shall have the right to (i) control and conduct any such Proceeding, (ii) take all other reasonable steps to defend against any such third-party claim and (iii) employ counsel designated by the Indemnifying Party to contest any such third-party claim in the name of the Indemnified Party or otherwise. Notwithstanding the above, the Indemnifying Party shall not have the right to control or defend any indemnification Proceeding if (1) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, (2) the claim for indemnification relates to or arises in connection with any criminal proceeding, or (3) the claim seeks an injunction or equitable relief. The Indemnifying Party shall, within 15 days after receipt of a Claim Notice of any such third-party claim, give written notice to the Indemnified Party of its intention to assume the defense of such third-party claim. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If the Indemnifying Party fails to elect to defend, contest or otherwise protect against such Proceeding, then (i) the Indemnified Party shall have the right to do so, provided that the Indemnified Party shall not make any compromise or settlement thereof without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), (ii) subject to the limitations set forth in this Article V, the Indemnified Party shall be entitled to recover the amount of Loss thereof from the Indemnifying Party upon final determination the underlying Claim is subject to indemnification pursuant to this Article V, including reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding (except with respect to any compromise or settlement made without the prior written consent of the Indemnifying Party as described above), and (iii) the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all matters concerning such Proceeding and shall promptly notify the Indemnifying Party in writing of any and all significant developments relating thereto. If the Indemnifying Party assumes the defense of any Proceeding as provided herein, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Law and no adverse effect as to any Indemnified Party on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claims effected without its consent.

Section 5.5           Calculation of Losses. Notwithstanding anything contained herein to the contrary, for purposes of this Article V, in determining the existence of a breach of any representation or warranty in this Agreement and the amount of any corresponding Losses, no effect shall be given to any “materiality,” “Material Adverse Effect” or similar qualifier.

Section 5.6           Treatment of Indemnification Payments. Any amounts payable under this Article V shall for all purposes be treated by the Purchaser and the Sellers as an adjustment to the Purchase Price.

Section 5.7           Escrow Accounts; Order of Recovery. Upon the final determination of the amount of any Losses in excess of the Deductible for which a Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 5.2(a)(i), the Purchaser and the Sellers’ Representative shall promptly execute and deliver a joint written instruction to the Escrow Agent to disburse an amount equal to the amount of such Losses by wire transfer of immediately available funds from the funds remaining in the Indemnity Escrow Account to an account designed in writing by the Purchaser. Subject to the limitations set forth in this Article V, in the event that such Losses relate to a breach of the Company Fundamental Representations or Fraud and the amount of such Losses as finally determined exceeds the funds remaining in the Indemnity Escrow Account, (i) Purchaser shall set off such Losses against any monies due and payable to the Sellers pursuant to Section 2.9 (solely to the extent it has been finally determined and agreed in writing such monies are due and payable pursuant to Section 2.9) and (ii) if such Losses exceed the amount available for set off, the Sellers shall, severally in accordance with each Seller’s Pro Rata Indemnification Share, pay to the Purchaser, by wire transfer of immediately available funds, an amount in cash equal to the difference between (A) the amount of such Losses (less any amount set off against any monies due and payable to the Sellers pursuant to Section 2.9 (solely to the extent it has been finally determined and agreed in writing such monies are due and payable pursuant to Section 2.9)) and (B) the funds remaining in the Indemnity Escrow Account. Upon the final determination of the amount of any Losses for which a Purchaser Indemnified Party shall be entitled to indemnification pursuant to this Article V (other than pursuant to Section 5.2(a)(i)), subject to the limitations set forth in this Article V, (i) Purchaser shall set off such Losses against any monies that are due and payable to the Sellers pursuant to Section 2.9 (solely to the extent it has been finally determined and agreed in writing such monies are due and payable pursuant to Section 2.9) and (ii) if such Losses exceed the amount available for set off, the Sellers shall, severally in accordance with each Seller’s Pro Rata Indemnification Share, pay to the Purchaser, by wire transfer of immediately available funds, an amount in cash equal to the difference between (A) the amount of such Losses and (B) any amount set off against any monies that are due and payable to the Sellers pursuant to Section 2.9 (solely to the extent it has been finally determined and agreed in writing such monies are due and payable pursuant to Section 2.9).

Section 5.8           Other Limitations and Agreements.

(a)               For purposes of calculating the monetary amount of Losses for which any Claim may be made against any Indemnifying Party, such monetary amount shall be decreased to the extent of any amounts actually recovered by an Indemnified Party under insurance policies (other than the R&W Insurance Policy) and net of any increase in premiums directly attributable to such Losses for the year of the claim and the following year, or deductibles or co-pays incurred in connection therewith, including costs of collection. If an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder (other than a recovery under the R&W Insurance Policy), then a refund equal to the amount of the recovery (net of any premium increase or collection costs) shall be made promptly to the Indemnifying Party that made or directed such indemnification payments to such Indemnified Party.

(b)               No Indemnified Party shall make any claim for indemnification for Losses under this Agreement in respect of any matter to the extent such Losses were taken into account in the calculation of the Final Consideration (as finally determined pursuant to Section 2.6) or would otherwise result in double recovery for any such Losses. Without limiting the foregoing, an Indemnified Party shall be entitled to recover for a Loss only once under this Article V even if a Claim or Claims for indemnification in respect of such Loss has or have been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement. With respect to any claim for indemnification pursuant to this Article V, no Seller shall be required to pay more than such Seller’s Pro Rata Indemnification Share of the applicable Loss, and in no event shall the aggregate maximum liability of any Seller for claims for indemnification pursuant to this Article V exceed the amount of the Purchase Price paid to such Seller.

(c)               Except in the event of Fraud or with respect to an action for which equitable relief is sought (and solely to the extent such action seeks equitable relief), Purchaser and the Sellers acknowledge and agree that, after the Closing, the indemnification provisions in this Article V shall be the sole and exclusive remedy of Purchaser and the Sellers with respect to the transactions contemplated by this Agreement. In addition, Purchaser agrees that the only source of recovery for any claims that Purchaser and its Affiliates may have (including indemnification claims under this Article V) related to or arising from Section 5.2(a)(i) of this Agreement shall be from the recovery of amounts pursuant to the Indemnity Escrow Account and the R&W Insurance Policy, except with respect to (i) a breach of the Company Fundamental Representations and (ii) for Fraud. Purchaser and Sellers may not avoid the limitations on liability and recovery set forth in this Article V by seeking damages for breach of contract, tort or pursuant to any other theory or liability. Nothing in this Section 5.8(c) shall prevent or prohibit a party from seeking and/or obtaining specific performance in accordance with Section 7.13.

(d)               No Losses shall be recoverable hereunder that constitute punitive damages except for any such damages or Losses awarded or granted in connection with a claim by a third party.

Article VI
AGREEMENTS

Section 6.1           Non-Competition; Non-Solicitation and Interference.

(a)               The Sellers acknowledge and agree that (i) the agreements and covenants contained in this Section 6.1 are reasonable and valid in geographical and temporal scope and in all other respects and essential to protect the value of the business and Assets of the Company; (ii) the Purchaser has agreed to purchase the Shares in reliance on the covenants made by the Sellers in this Section 6.1; and (iii) the Purchaser would not have agreed to purchase the Shares in the absence of the covenants made by the Sellers in this Section 6.1. Therefore, each Management Shareholder agrees that, during the Restricted Period, such Management Shareholder shall not participate or engage, directly or indirectly, whether as an employee, agent, officer, subcontractor, consultant, director, stockholder, partner, joint venture partner or investor, in Competitive Activities anywhere in the world. Each Seller further agrees that, during the Restricted Period, no Seller shall, directly or indirectly, for its own account or for the account of any other individual or entity, engage in Interfering Activities. Notwithstanding anything herein to the contrary, this Section 6.1(a) shall not prevent a Seller from acquiring investment securities representing not more than 3% of the voting securities of any corporation where such securities are listed on a nationally recognized stock exchange.

(b)               If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6.1 unenforceable, the other provisions of this Section 6.1 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to a permissible duration or size.

(c)               Without limiting the remedies available to the Purchaser, each Seller acknowledges that a breach of any of the covenants contained in this Section 6.1 may result in material irreparable injury to the Purchaser and/or the other Purchaser Group Companies (including the Company) for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Purchaser or any other Purchaser Group Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining each Seller from engaging in activities prohibited by this Section 6.1 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.1. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 6.1 hereof and during any other period required for litigation during which the Purchaser or any other Purchaser Group Company seeks to enforce such covenants against a Seller if it is ultimately determined that such Seller was in breach of such covenants.

Section 6.2           Termination of Related Party Contracts. Except for the Contracts set forth on Schedule 6.2 of the Disclosure Schedules, effective as of the Closing, each Contract between any Seller or its Affiliates (other than the Company) or any member of their respective immediate family, on the one hand, and the Company, on the other hand (each, a “Related Party Contract”), will be automatically terminated and of no further effect, with no further liability of any party thereto, and the Sellers shall execute any and all instruments reasonably requested by the Purchaser in connection therewith.

Section 6.3           Representative; Power of Attorney. By their approval of the execution and delivery of this Agreement, the Sellers shall be deemed to have irrevocably appointed, authorized and directed the Sellers’ Representative to act as the representative, agent, proxy and attorney-in-fact for the Sellers for all purposes under this Agreement, including the full power and authority on the Sellers’ behalf to: (i) negotiate disputes arising under, or relating to, this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith, (ii) receive and disburse to the Sellers any funds received on behalf of the Sellers under this Agreement or otherwise, (iii) execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments and documents contemplated hereby or thereby or executed in connection herewith or therewith, (iv) exercise in his, her or its discretion, all rights and powers expressly conferred on the Sellers’ Representative hereunder and (v) take all other actions to be taken by or on behalf of the Sellers in connection with this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith or therewith. The Sellers, by approving this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Sellers’ Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative shall have no duties or obligations hereunder except those set forth herein and such duties and obligations shall be determined solely by the express provisions of this Agreement. In addition, the Sellers’ Representative shall have all such incidental powers as may be necessary or desirable to carry into effect the provisions of this Section 6.3, including, at the expense of the Sellers, to retain attorneys, accountants and other advisors to assist him in the performance of his duties, and/or the exercise of his rights and powers, hereunder. Each Seller shall, only to the extent of such Seller’s Pro Rata Indemnification Share, indemnify and defend the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Sellers’ Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Sellers’ Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Sellers’ Representative but shall be payable by and attributable to the Sellers based on their respective Pro Rata Indemnification Shares.

Section 6.4           Release.

(a)               In further consideration of the transactions contemplated hereby, each Seller for itself and on behalf of its Affiliates hereby irrevocably and unconditionally releases, waives and holds the Purchaser, the Company, their respective Affiliates, predecessors and assigns, and their respective directors (or Persons in similar positions), officers, employees, equityholders and agents harmless from and against any and all claims of any nature (the “Seller Claims”), arising from the beginning of the world to and through the Closing, except for (i) claims that relate to such Seller’s rights under this Agreement or any of the other ancillary agreements or instruments executed pursuant to this Agreement, and (ii) such Seller’s rights to indemnification under the Company’s Fundamental Documents in effect on the Closing Date for having served as an officer or director of the Company (the “Release”). It is further agreed and understood that this Release is a full and final release of all the Seller Claims whether known or unknown, fixed or contingent, manifested or unmanifested, except for those exceptions described in the previous sentence. Each Seller hereby waives the protection of any provision of any Law that would operate to preserve claims that are unknown as of the Closing Date.

(b)               By execution and delivery of this Agreement, as of the Closing, each Seller, on behalf of itself and its Affiliates and their respective successors and assigns, hereby (A) ratifies all prior actions of the current and former directors and officers of the Company, and fully releases and forever discharges each such director and officer and his or her respective successors and assigns from any and all claims, suits, debts and demands whatsoever, whether known or unknown, foreseen or unforeseen, whether at law, in equity or otherwise, which such Seller and their respective successors and assigns ever had, or now or hereafter may have arising from or relating to such Person’s service as a director or officer and his or her acts and omissions as such director or officer (except for fraud or intentional violation of Law).

(c)               Except for the Contracts set forth on Schedule 6.2 of the Disclosure Schedules, by execution and delivery of this Agreement, as of the Closing, each Seller, on behalf of itself and its Affiliates and their respective successors and assigns, waives all rights under, and agrees to the automatic termination of any Contract between such Seller and any of its Affiliates and immediate family members, on the one hand, and the Company, on the other hand.

Section 6.5           R&W Insurance Policy. At or prior to the Closing, Purchaser shall obtain the R&W Insurance Policy attached hereto as Exhibit D for the benefit of Purchaser and its Affiliates. Purchaser shall be responsible for fifty percent (50%) of all premiums, fees, costs, and expenses of the R&W Insurance Policy (whether incurred by the Company directly or by the Purchaser). During the policy period of the R&W Insurance Policy, Purchaser shall, and shall cause each of the Purchaser Indemnitees to, (i) maintain such R&W Insurance Policy in full force and effect, (ii) not amend or otherwise modify the subrogation provisions contained in the R&W Insurance Policy or take any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy and (iii) continue to honor its obligations under the R&W Insurance Policy.

Section 6.6           Employee Matters.

(a)               From and after the Closing Date until the first (1st) anniversary thereof (or until such earlier time that the Continuing Employee (as defined below) is no longer employed by the Purchaser or any of its Subsidiaries), the Purchaser shall, or shall cause the Company to, provide to each Business Employee who continues their employment with the Purchaser or any of its Subsidiaries immediately following the Closing (collectively, the “Continuing Employees”) (i) base salary at a rate that is no less favorable than the base salary rate provided to such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits (including target annual cash incentive compensation opportunities but excluding nonqualified deferred compensation benefits, defined benefit plan benefits, retiree health and welfare benefits, equity and equity-based awards, severance benefits and change in control plans, programs and arrangements) that are substantially comparable in the aggregate to either those provided to (x) such Continuing Employees by the Company as of immediately prior to the Closing Date or (y) similarly-situated employees of Purchaser or any of its Subsidiaries from time to time.

(b)               The Purchaser shall, and shall cause, service rendered by Continuing Employees prior to the Closing Date to be taken into account for all purposes including participation, coverage, vesting and level of benefits, as applicable, under all employee benefit plans, programs, policies and arrangements of the Purchaser and its Subsidiaries (including the Company) from and after the Closing Date (collectively, the “New Plans”), to the same extent as such service was taken into account immediately prior to the Closing under corresponding Company Plan for such purposes; provided, however, that no service shall be credited (i) to the extent that it would result in duplication of any benefits for the same period of service, (ii) for purposes of benefit accrual under defined benefit pension plans or retiree health or welfare plan or arrangement or vesting under any equity or equity-based plan or arrangement, or (z) to the extent that such service is not generally recognized under such New Plan for similarly-situated employees of Purchaser or any of its subsidiaries. In addition, Purchaser shall, and shall cause the Company to use commercially reasonable efforts to, cause to be waived any pre-existing condition exclusions and similar limitations under any New Plans that provide welfare benefits in which Continuing Employees commence participation during the plan year in which the Closing Date occurs to the extent such exclusions or limitations were waived or satisfied by a Continuing Employee under any Company Plan providing welfare benefits in which the Continuing Employee participated immediately prior to the Closing.

(c)               Nothing contained in this Section, expressed or implied, shall (i) create or confer any rights, remedies or claims upon any employee of the Company or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Continuing Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any New Plan or Company Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract, (iii) prohibit or limit the ability of Purchaser to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights, remedies or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.

Section 6.7           Director and Officer Indemnification. For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit the Company to, amend, repeal or modify any provision of the Company’s Fundamental Documents relating to the exculpation or indemnification of any officers or directors, it being the intent of the parties that the officers and directors of the Company shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.

Section 6.8           Tax Matters.

(a)               Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne and paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)               The Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed, at Purchaser’s expense, all Tax Returns of the Company that are required to be filed after the Closing Date and shall timely pay all Taxes due as reflected on such Tax Returns. The Purchaser and the Seller’s Representative shall cooperate, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit or Proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Article VII
MISCELLANEOUS

Section 7.1           No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

Section 7.2           Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. For the avoidance of doubt, neither the Purchaser, any of its Affiliates or the Company shall be responsible for any expenses of the Sellers in connection with this Agreement or the transactions contemplated hereby.

Section 7.3           Confidentiality. Each of the Sellers agrees that it will not, and will cause its respective Affiliates not to, directly or indirectly, for themselves and on behalf of any other Person, from and after the Closing Date, use for its benefit, or disclose to any Person, any proprietary information of the Company or its Affiliates or information with respect to customers, suppliers, employees or the financial affairs of the Company or its Affiliates, or any other confidential matter, obtained or developed prior to the Closing with respect to any aspect of the business of the Company or its Affiliates. The obligations set forth in the preceding sentence with respect to any such information shall terminate and be of no further force or effect when such information is in the public domain through no wrongful act (including negligence and willful misconduct) on the part of any of the Sellers. Notwithstanding the foregoing, each of the Sellers shall be permitted to make disclosures concerning such information (i) in connection with any Tax Returns filed by such Seller, (ii) in connection with enforcing such Seller’s rights pursuant to this Agreement or (iii) to the extent such information was or becomes available to such Seller from a third party who is not known to such Seller to be bound by an obligation of confidentiality with respect thereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made by the Sellers without the prior written approval of the Purchaser unless required by Law (in the reasonable opinion of counsel), in which case the Purchaser shall have the right to review and comment on such press release, announcement or communication prior to the issuance, distribution or publication thereof.

Section 7.4           Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the subject matter of this Agreement, including any letter of intent, dated as of or prior to the date hereof, among the Company, the Sellers, the Purchaser or any Affiliates of the foregoing.

Section 7.5           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto; provided, that the Purchaser may assign any of its rights and/or obligations under this Agreement to (a) any Affiliate of the Purchaser; (b) any Person who shall acquire substantially all of the Assets of the Purchaser or a majority in voting power of the capital shares or equity interests of the Purchaser (whether pursuant to a merger, consolidation, sale of equity interests or otherwise); and (c) any lender of the Purchaser (or any agent therefor) for security purposes and the assignment thereof by any such lender or agent to the Purchaser in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto; provided, in each case, the Purchaser remains primarily liable for all of its obligations pursuant to this Agreement.

Section 7.6           Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, .pdf or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

Section 7.7           Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, e-mailed, facsimiled, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties hereto at the following respective addresses (or at such other address for any such party as shall be specified by like notice):

If to the Purchaser, to:

HealthEquity, Inc.

15 West Scenic Pointe Drive, Suite 100

Draper, UT 84020

Attention: Jon Kessler

   Delano Ladd

E-mail: jkessler@healthequity.com

     dladd@healthequity.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Matthew J. Haddad
E-mail: mhaddad@willkie.com

If to the Sellers, to the Sellers’ Representative:

Evan McCordick

216 Purchase Street, Unit P

Rye, NY 10580

E-mail:   evan@73dockstreet.com

with a copy to (which shall not constitute notice):

TangoLaw PLLC

801 2nd Avenue, Suite 1110

Seattle, WA 98104

Attention: Cameron Smith; Shane Anderson

E-mail:   cam@tangolaw.com; shane@tangolaw.com

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by e-mail or facsimile, on the date of such delivery, (c) in the case of delivery by nationally recognized overnight courier, on the third Business Day following dispatch and (d) in the case of mailing, on the seventh Business Day following such mailing.

Section 7.8           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Sellers’ Representative and the Purchaser. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.9           Incorporation of Annexes, Disclosure Schedules and Exhibits. The annexes attached hereto, the Disclosure Schedules and the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 7.10       Disclosure Schedules. The Disclosure Schedules have been arranged for in separately numbered and lettered sections corresponding to sections and subsections of this Agreement; provided, however, that each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules only to the extent the applicability of such disclosure to another section of the Schedules is reasonably apparent on the face of such disclosure. Information reflected in the Disclosure Schedules is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. The disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed, and the disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. The inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company.

Section 7.11       Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such party.

Section 7.12       Independence of Representations and Warranties. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 7.13       Remedies. The parties hereto shall each have and retain all rights to pursue actions for specific performance and/or injunctive or other equitable relief (including the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement. Each party to this Agreement acknowledges and agrees that any breach by it of this Agreement will cause one or more of the other parties irreparable harm that may not be adequately compensable by monetary damages. Accordingly, in the event of a breach or threatened breach by a party of any provision of this Agreement, each party shall be entitled to the remedies of specific performance, injunction or other preliminary or equitable relief without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party hereunder.

Section 7.14       Further Assurances. Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein (including the transfer of the Shares to the Purchaser) to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

Section 7.15       Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.16       Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, Laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 7.17       Exclusive Jurisdiction and Service of Process. Any suit, action or proceeding brought by any party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court located in the County of Wilmington, Delaware, or the United States of America for the District of Delaware. Each party hereto hereby submits to the exclusive jurisdiction of any such court located in the County of Wilmington, Delaware, or the United States of America for the District of Delaware having subject matter jurisdiction in any suit, action or proceeding brought by any other party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto hereby agrees that service of process on such party in accordance with the provisions of this Section 7.17 in respect of any such suit, action or proceeding shall be deemed effective service of process on such party.

Section 7.18       Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other document.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER

HEALTHEQUITY, INC.

By:	/s/ Jon Kessler
Name: Jon Kessler
Title: President & Chief Executive Officer

[Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLERS’ REPRESENTATIVE

/s/ Evan McCordick
EVAN MCCORDICK

[Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

2814697 Ontario Inc.,
a Corporation organized under the laws of Ontario, Canada

By:	/s/ Evan McCordick
Name: Evan McCordick
Title: Executive Director

[Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ E. Sohier Hall
E. SOHIER HALL

[Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ Hugh Sullivan
HUGH SULLIVAN

[Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ Matt Hall
MATT HALL

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ Tyler Simpson
TYLER SIMPSON

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ Jonathan Kallay
JONATHAN KALLAY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Julie H. Sullivan, Trustee of the Hugh D. Sullivan Irrevocable Family Trust under agreement dated September 25, 2020

By:	/s/ Julie H. Sullivan
Name: Julie H. Sullivan
Title: Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ Michael Beck
MICHAEL BECK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ Michelle Rosenthal
MICHELLE ROSENTHAL

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ Jonathan Kallay
JONATHAN KALLAY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ Naomi Pattis
NAOMI PATTIS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

/s/ Michael Gottlieb
MICHAEL GOTTLIEB